Exhibit 10.13

EXECUTION COPY

Collaboration and license agreement

Between

Acura pharmaceuticals, inc.

Egalet US, Inc.

And

Egalet Limited

Dated

January 7, 2015

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

Collaboration And License Agreement

This Collaboration And License Agreement (this “Agreement”) is made and entered into as of January 7, 2015 (the “Effective Date”), by and between Acura Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New York, having offices located at 616 N. North Court, Suite 120, Palatine, IL 60067 (“Acura”), Egalet US, Inc., a corporation organized under the laws of the State of Delaware, having offices at 460 East Swedesford Road, Suite 19087, Wayne, PA (“Egalet US”), with respect to all rights and obligations under this Agreement in the United States (subject to Section 17.19), Egalet Limited, a company organized under the laws of England and Wales with its principal place of business at 33 St. James’ Square, London SW1Y 4JS, United Kingdom (“Egalet UK”), with respect to all rights and obligations under this Agreement outside of the United States (subject to Section 17.19) (Egalet US and Egalet UK individually, a “Egalet Entity,” and together, “Egalet”), and for purposes of Section 17.21 Egalet Corporation, a corporation organized under the laws of the State of Delaware, having offices at 460 East Swedesford Road, Wayne, PA.

Preliminary Statements

The Parties wish to collaborate on the commercialization of the Product pursuant to which Egalet will license the Product from Acura and be responsible for the manufacture and commercialization of the Product, subject to Acura’s Co-Promotion Rights. Egalet will make an upfront payment and an additional payment to Acura and pay Acura a Sales Milestone Payment and royalties, in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.           Definitions

1.1           “AAA” shall have the meaning assigned to such term in Section 16.2.

1.2           “Acura” shall have the meaning assigned to such term in the preamble.

1.3           “Acura Expense Recovery Amount” has the meaning assigned to such term in Exhibit 10.8.

1.4           “Acura License Agreements” shall have the meaning assigned to such term in Section 2.2.2.

1.5           “Affiliate” means, with respect to a Party, any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity. Notwithstanding the foregoing, a private equity or venture capital firm with an ownership interest in an entity shall not be an Affiliate by reason of such ownership.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.6           “Agreement” means this Collaboration and License Agreement together with all exhibits, schedules and attachments hereto.

1.7           “AMP” shall have the meaning assigned to such term in Section 5.3.5.

1.8            “Anti-Kickback Statute” means the Federal Health Care Programs Anti-Kickback Law, Title 42 of the U.S. Code Section 1320a-7b(b).

1.9           “API” means oxycodone (free base) or any pharmaceutically acceptable salt thereof (e.g., oxycodone hydrochloride), and any solvates, hydrates, anhydrides, and polymorphs of oxycodone and pharmaceutically acceptable salts of oxycodone. For avoidance of doubt, API shall not include any opioid other than oxycodone.

1.10         “APT” means Acura Pharmaceutical Technologies, Inc., an Indiana corporation and wholly-owned subsidiary of Acura.

1.11         “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any Governmental Authority, including any rules, regulations or other requirements of the Regulatory Authorities in the Territory, applicable to such Person or any of such Person’s respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officers’, directors’, employees’, consultants’ or agents’ activities on behalf of such Person).

1.12         “Audited Party” shall have the meaning assigned to such term in Section 6.11.

1.13         “Auditing Party” shall have the meaning assigned to such term in Section 6.11.

1.14         “Authorized Generic” means a Product commercialized by Egalet, its Affiliates or a permitted sublicensee as a non-branded generic product under or pursuant to the Product NDA.

1.15         “Aversion Composition” means a composition that includes [*****].

1.16         “Aversion Mark” shall have the meaning assigned to such term in Section 7.3.

1.17         “Aversion Patent Rights” means the patents and patent applications set forth on Exhibit 1.17 and any patents and patent applications disclosing or claiming the Aversion Composition or the Product owned or Controlled by Acura or its Affiliates during the Term, including issued patents resulting from such applications, and all divisions, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions and renewals of the foregoing.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.18         “Aversion® Technology” means the technology reflected in the Aversion Patent Rights, and all Know-How developed, owned or Controlled by Acura or its Affiliates on the Effective Date or any time during the Term relating to the Aversion Composition and/or the Product.

1.19         “Bankruptcy Code” shall have the meaning assigned to such term in Section 14.3.

1.20         “Bioequivalence Study” means an in vivo pharmacokinetic study to demonstrate Bioequivalence.

1.21         “Bioequivalent” or “BE” means a product that meets the FDA’s requirements for bioequivalence provided in 21 CFR 320.1 and Bioequivalence shall have a corresponding meaning.

1.22         “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.23         “cGCP” means current Good Clinical Practices (a) as promulgated under 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314, as the same may be amended or re-enacted from time to time and (b) required by law in countries other than the United States where clinical studies are conducted.

1.24         “cGLP” means current Good Laboratory Practices (a) as promulgated under 21 C.F.R. Part 58, as the same may be amended or re-enacted from time to time and (b) as required by law in countries other than the United States where non-clinical laboratory studies are conducted.

1.25         “cGMP” means current Good Manufacturing Practices (a) as promulgated under 21 C.F.R. Parts 210 and 211, as the same may be amended or re-enacted from time to time and (b) as required by law in countries other than the United States where pharmaceutical product Manufacturing is conducted.

1.26         “CMC” means the Chemistry, Manufacturing and Control activities, data and information necessary to support any regulatory filing with respect to any Product, including without limitation, the CMC section of a Regulatory Approval Application or Regulatory Approval in the Territory.

1.27         “Change of Control” means (i) a Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, beneficial ownership or a right to acquire beneficial ownership of shares of Acura representing fifty percent (50%) or more of the voting shares (where voting includes being entitled to vote for the election directors) then outstanding of Acura; (ii) a Third Party purchases all or substantially all of Acura’s and APT’s assets; or (iii) a merger or consolidation of Acura with or into any Third Party, as a result of which the holders of voting stock of Acura immediately prior to such merger or consolidation hold less than fifty percent (50%) of the outstanding voting shares of the surviving entity or parent of the surviving entity.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.28         “Charges” shall have the meaning assigned to such term in Section 6.12.

1.29         “Commercialization Condition” shall have the meaning assigned to such term in Section 5.2.2.

1.30          “Commercialization Program” shall have the meaning assigned to such term in Section 5.1.

1.31         “Commercially Reasonable Efforts” means with respect to a Party, the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) by that Party consistent with its normal business practices, which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industry for a company similar in size and scope to such Party, with respect to a product or potential product at a similar stage in its development or product life cycle taking into account efficacy, safety, commercial value, the competitiveness of alternative products of Third Parties that are in the marketplace, and the patent and other proprietary position of such product.

1.32         “Commercial Year” means any period beginning (A) with the First Commercial Sale of the Product by Egalet or (B) immediately after the end of the prior Commercial Year; and ending the earlier of (A) twelve months thereafter or (B) the end of the Term.

1.33         “Contract Manufacturer” means [*****] or such other manufacturer appointed by Egalet after consultation with Acura.

1.34         “Confidential Information” means, with respect to either Party, all confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which are disclosed by or on behalf of such Party to the other Party pursuant to, and in contemplation of, this Agreement, including, without limitation, information relating to the Aversion Technology or the Product or any proprietary commercial information developed by Egalet for the Product.

1.35         “Control” means, with respect to an item of information, Know-How or Patent Right, the possession of the ability by ownership, license or otherwise (other than by operation of the license and other rights pursuant to this Agreement) to assign or grant a license or sublicense or disclose as provided for herein under such item or right without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.

1.36         “Controlled Substances Act” or “CSA” means the law enacted by the United States Congress as Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended and updated.

1.37         “Cost of Goods Sold” means the cost of goods sold as determined under GAAP, consistent with the Egalet’s accounting practices for other Egalet products.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.38         “Co-Promote Notice” shall have the meaning assigned to such term in Section 5.3.3.

1.39         “Co-Promotion Payment” shall have the meaning assigned to such term in Section 5.3.5.

1.40         “Co-Promotion Right” shall have the meaning assigned to such term in Section 5.3.1.

1.41         “CSO” means a contract sales organization.

1.42         “DEA” means the United States Drug Enforcement Administration, or any successor thereto.

1.43         “Defend” shall have the meaning assigned to such term in Section 10.5.1.

1.44         “Detail” shall mean to engage in a Product Detail.

1.45         “Disclosing Party” shall have the meaning assigned to such term in Section 12.1.

1.46         “Dose Proportionality Study” means a pharmacokinetic study to determine the correlation between increase in doses of a drug and its bioavailability.

1.47          “Effective Date” shall have the meaning assigned to such term in the preamble of this Agreement.

1.48         “Egalet” shall have the meaning assigned to such term in the preamble of this Agreement.

1.49         “Egalet Entity” shall have the meaning assigned to such term in the preamble to this Agreement.

1.50         “Egalet UK” shall have the meaning assigned to such term in the preamble of this Agreement.

1.51         “Egalet US” shall have the meaning assigned to such term in the preamble of this Agreement.

1.52         [*****] has the meaning assigned to such term in Exhibit 10.8.

1.53         [*****] has the meaning assigned to such term in Exhibit 10.8.

1.54         [*****] has the meaning assigned to such term in Exhibit 10.8.

1.55         [*****] shall have the meaning assigned to such term in Exhibit 10.8.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.56         [*****] shall have the meaning assigned to such term in Exhibit 10.8.

1.57         “Executive Officers” shall have the meaning assigned to such term in Section 3.4.

1.58         “Expense Split Percentage” means [*****].

1.59         “Expert” shall have the meaning assigned to such term in Section 16.3.1.

1.60         “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.61         “FD&C Act” means that federal statute entitled the Federal Food, Drug, and Cosmetic Act and enacted in 1938 as Public Law 75-717, as such may have been amended, and which is contained in Title 21 of the C.F.R. Section 301 et seq.

1.62         “Field” means all present and future indications for the Product as a human therapeutic.

1.63         “First Commercial Sale” means (i) with respect to the United States, the first sale of the Product by Egalet in an arm’s length sale for use or consumption by the general public of such Product in the United States and (ii) with respect to other countries in the Territory, the first sale of such Product in such country in an arm’s length sale after the application or submission required to market the Product in such country has received the relevant Regulatory Approvals, provided however that the following shall not constitute a First Commercial Sale:

(a)          any sale to an Affiliate or sublicensee unless the Affiliate or sublicensee is the last entity in the distribution chain of the Product;

(b)          any use of such Product in clinical trials (including post-Regulatory Approval clinical trials), non-clinical development activities or other development activities with respect to such Product, or disposal or transfer of Products for a bona fide charitable purpose; and

(c)          compassionate use.

1.64         “Force Majeure” shall have the meaning assigned to such term in Section 16.5.

1.65         “Forecast” means Egalet’s forecast requirements for the Product provided to any manufacturer of the Product, including the Contract Manufacturer.

1.66         “GAAP” means generally accepted accounting principles in the United States, consistently applied by the Party at issue.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.67         “Generic Equivalent” means, with respect to the Product, a generic pharmaceutical product that is therapeutically equivalent to the Product, where “therapeutically equivalent” means: (i) for purposes of the United States, an AB rating is assigned to the product’s entry in the list of drug products with effective approvals published in the then-current edition of FDA’s publication “Approved Drug Products with Therapeutic Equivalence Evaluations” and any current supplement to the publication (also known as the “Orange Book”) referred to in 21 C.F.R. 314.3 and such product is covered by an Abbreviated New Drug Application (as defined in the FD&C Act) or an application under Section 505(b)(2) of the FD&C Act which primarily relies on the Product’s NDA as the reference listed drug; and (ii) for purposes of other countries in the Territory, a rating equivalent to the FDA’s AB rating is assigned to the product by that country’s Regulatory Authority and such product relies primarily on the Regulatory Approval of the Product in that country for approval.

1.68         “Generic Licenses” shall have the meaning assigned to such term in Section 9.2.

1.69         “Generic Parties” means Par Pharmaceutical Inc., Sandoz, Inc. and Impax Laboratories, Inc., and their successors in interest and assigns and any, subject to Section 10.4, Person with whom Egalet or Acura enters into an agreement with respect to a Generic Equivalent following a Paragraph IV Certification filed by such Person or its Affiliates.

1.70         “Gross Margin” shall have the meaning assigned to such term in Section 5.3.5.

1.71         “Incremental Net Sales” shall have the meaning assigned to such term in Section 5.3.5.

1.72         “IND” means an Investigational New Drug Application and any amendments thereto submitted to the FDA or the foreign equivalent thereof.

1.73         “Infringement Action” shall have the meaning assigned to such term in Section 10.5.1.

1.74         “Joint Steering Committee” or “JSC” shall have the meaning assigned to such term in Section 3.1.

1.75         “Know-How” means all commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including Regulatory Data, study designs and protocols), in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.

1.76         “Knowledge” means, when used with respect to a Party, the actual knowledge of the representatives of such Party listed on Exhibit 1.74, as of the Effective Date.

1.77         “Launch” means the First Commercial Sale of the Product by Egalet.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.78         “Launch Date” with respect to the United States means the date of Launch of the Product in such country.

1.79         “Launch Quantities” means (i) for the United States and the 5mg and 7.5mg dosages, a minimum of [*****] and (ii) for other dosages and jurisdictions, a sufficient amount of tablets to supply wholesalers and/or retail chains with [*****].

1.80         “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and any agreement to give any security interest).

1.81         “Limitx™ Technology” means an abuse-deterrent technology in development or discovered by Acura during the Term which is designed to address oral abuse of immediate-release tablets when an excess number of tablets are accidently or purposefully ingested, where such product may also impact abuse by snorting.

1.82         “Losses” means any and all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses.

1.83         “Manufacture” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.84         “Manufacture and Supply Agreement” means a manufacturing agreement entered into by Egalet for the Product with a Contract Manufacturer.

1.85         “Marketing Plan” shall have the meaning assigned to such term in Section 5.2.4.

1.86         “Medical Affairs” means the provision to hospital consultants, key opinion leaders, Regulatory Authorities and healthcare professionals of scientific and medical information relating to the value and correct usage of the Product.

1.87         “NDA” means a New Drug Application filed with the FDA pursuant to and under 21 U.S.C. Section 355(b) of the FD&C Act or the equivalent in any jurisdiction which must be approved by the Regulatory Authority in such jurisdiction prior to marketing the Product in such jurisdiction.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.88         “Net Sales” means, with respect to the Product, the gross amount invoiced for sales of such Product in arm’s length sales by Egalet, its Affiliates and permitted sublicensees, if any, to non-sublicensee Third Parties, commencing with the First Commercial Sale of such Product, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated: (i) credits, price adjustments or allowances for damaged products (to the extent not covered by insurance), defective goods, returns or rejections of Product; (ii) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have been already been reflected in the gross amount invoiced); (iii) chargeback payments, rebates and similar allowances (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations, distributors or wholesalers or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iv) any fees paid to any Third Party logistics providers, wholesalers and distributors; (v) any freight, postage, shipping, insurance and other transportation charges incurred by the selling Person in connection with shipping the Product to Third Party logistics providers, wholesalers and distributors and to customers; (v) adjustments for billing errors or recalls; (vi) sales, value-added (to the extent not refundable in accordance with Applicable Law), and excise taxes, tariffs and duties, and other taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws), levied on, absorbed, determined and/or imposed with respect to such sale (but not including taxes assessed against the income derived from such sale); and (vii) amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid. Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP, the standard accounting practices the selling Person customarily applies to other branded products sold by it or its Affiliates under similar trade terms and conditions.

1.89         “Offensive Infringement Action” shall have the meaning assigned to such term in Section 10.4.1.

1.90         “Other Countries” means countries or any portion or portions thereof located in the Territory outside the United States.

1.91         “PDUFA” means the Prescription Drug User Fee Act, as amended and supplemented and as the same may be further amended and supplemented, and rules and regulations of the FDA promulgated thereunder.

1.92         “Paragraph IV Certification” means a certification under and pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(IV) of the FD&C Act or pursuant to 21 U.S.C. Section 355(b)(2) (A)(iv) of the FD&C Act.

1.93         “Paragraph IV Proceeding” means an action brought in response to a Paragraph IV Certification under 21 U.S.C. § 355(c)(3)(C) or 21 U.S.C. 355(j)(5)(B)(iii).

1.94         “Party” means, as applicable, Acura or Egalet and, when used in the plural, shall mean Acura and Egalet. “Parties” shall not refer to the relationship among the Egalet Entities but rather to the relationship between Egalet and Acura or any Egalet Entity and Acura. By way of example, in Section 17.1 where it states that no Party shall make any commitments for the other, it is referring to Egalet or an Egalet Entity on the one hand and Acura on the other hand, it being the intention that each Egalet Entity shall bind the other.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.95     “Patent Challenge” shall have the meaning assigned to such term given in Section 14.4.

1.96     “Patent Rights” means any patents and patent applications, issued patents resulting from such applications, and all divisions, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions and renewals of the foregoing.

1.97     “Payment Default” shall have the meaning set forth in Section 14.2.1.

1.98     “PDMA” means the Prescription Drug Marketing Act of 1987, Title 21 of the U.S. Code of Federal Regulations, Parts 203 and 205, as amended, and any final regulations or guidances promulgated, from time-to-time, thereunder.

1.99     “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.100  “Pfizer Termination Agreement” means the letter agreement between Acura and King Pharmaceuticals Research and Development Inc. (“King Pharma”) dated April 9, 2014 terminating the License, Development and Commercialization Agreement dated October 30, 2007 between Acura and King Pharmaceuticals Research and Development Inc.

1.101  “Phase III Clinical Trial” means, with respect to a drug candidate, a clinical trial of a drug candidate in patients for the purpose of establishing safety and efficacy of one or more particular doses in patients being studied, and which will (or is intended to) satisfy the requirements of a pivotal trial for purposes of obtaining approval of a product in a country by the health Regulatory Authority in such country to market such product, as more fully described in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.102  “Phase IV Clinical Trial” or “Post-Marketing Study” means a post-marketing human clinical trial for the Product commenced after receipt of a Regulatory Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the Product. Phase IV Clinical Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator-sponsored clinical trials of Product and post-marketing surveillance studies.

1.103  “Product” means each of the 5 mg and 7.5 mg strengths of immediate release tablets or capsules containing the API as its sole active analgesic pharmaceutical ingredient incorporating the Aversion Composition, and approved in the United States pursuant the Product NDA, and as the same may be approved in Other Countries (using the Aversion Composition), any Product Line Extensions and any Authorized Generic.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.104 “Product Detail(s)” means a face-to-face meeting, between (A) a professional field sales representative having demonstrated proficiency in (i) pharmaceutical selling and related regulations and (ii) the Product’s attributes and (B) a health care professional with prescribing authority, during which a presentation of at least one of the Product’s attributes is orally presented in a manner consistent with the quality of, and made in a manner consistent with, those presentations customarily conducted by professional field sales representatives in the pharmaceutical industry; it being understood and agreed that a Product Detail does not include a reminder or sample drop (or other comparable activity).

1.105 “Product Fees” means the product fees assessed by the FDA pursuant to PDUFA, as codified in Sections 735 and 736 of the FD&C Act, or any successor thereto, and similar fees imposed by statute, regulation or Regulatory Authorities in other jurisdictions in the Territory.

1.106 “Product Line Extensions” means any dosages of immediate release tablets or capsules (containing the API as its sole active analgesic pharmaceutical ingredient) incorporating the Aversion Composition (in whole or in part), in [*****] for which Regulatory Approval is received during the Term.

1.107 “Product Line Extension Studies” means [*****].

1.108 “Product NDA” means NDA number N202080, including any supplement or amendment thereto.

1.109 “Product-specific Intellectual Property” means Aversion Patent Rights and the Aversion Technology that solely relate to the Product or any Product Line Extension.

1.110 “Product-specific Offensive Infringement Action” means an Offensive Infringement Action relating to a Third Party’s actual, potential or suspected unauthorized use, misappropriation or infringement of the Aversion Technology or the Aversion Patent Rights arising from such Third Party’s development, manufacture and/or commercialization of an immediate release product having the API as its sole active analgesic pharmaceutical ingredient.

1.111 “Product-specific Infringement Action” means an Infringement Action commenced or threatened by a Third Party against Acura, Egalet on their Affiliates for infringement of any Patent Rights of a Third Party or for misappropriation of any Third Party know-how, relating to the development, manufacture and/or commercialization of the Product.

1.112 “Product Mark” shall have the meaning assigned to such term in Section 7.3.1.

1.113 “Prosecute” shall have the meaning assigned to such term in Section 10.4.2.

1.114 “Quota” means the manufacturing quota quantity of API for the Product allotted by the DEA to the Contract Manufacturer.

1.115 “Receiving Party” shall have the meaning assigned to such term in Section 12.1.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.116 “Regulatory Approval” means all approvals (including pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Regulatory Authority, necessary for the commercialization, use, storage, import, export, transport, offer for sale, or sale of the Product in a regulatory jurisdiction within the Territory.

1.117 “Regulatory Approval Application” means shall mean any filing(s) made with the Regulatory Authority in any country in the Territory for Regulatory Approval of the marketing, Manufacture and sale (and pricing when applicable) of the Product in such country.

1.118 “Regulatory Authority” means the FDA in the U.S., and any health regulatory authority(ies) in any other country in the Territory that is a counterpart to the FDA and has responsibility for granting regulatory approval for the marketing, manufacture, and sale of the Product in such country, including, but not limited to, pricing and reimbursement approvals, and any successor(s) thereto, as well as any state or local health regulatory authorities having jurisdiction over any activities contemplated by the Parties.

1.119 “Required Post-Marketing Studies” shall have the meaning assigned to such term in Section 4.1.1.

1.120 “Required Launch Date” shall have the meaning assigned to such term in Section 5.4.1.

1.121 “Royalty Term” shall have the meaning assigned to such term in Section 14.1.1.

1.122 “Royalty True-up” shall have the meaning assigned to such term in Section 6.4.1.

1.123 “Rx” shall have the meaning assigned to such term in Section 5.3.5.

1.124 “Sales Milestone Payment” shall have the meaning assigned to such term in Section 6.3.

1.125 “Second Submission Date” shall have the meaning assigned to such term in Section 16.3.2.

1.126 “Specifications” means the specifications for the Product, including the Manufacturing, testing, packaging, labeling, storage and quality control specifications for the Product, as set forth in the Product NDA, plus any additional specifications mutually agreed upon in writing by the Parties, as the same may be modified, in writing, from time to time.

1.127 “Term” shall have the meaning assigned to such term in Section 14.1.2.

1.128 “Terminated Country(ies)” shall have the meaning assigned to such term in Section 14.7.2.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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1.129 “Territory” means worldwide.

1.130 “Third Party” means any Person who or which is neither a Party nor an Affiliate of a Party.

1.131 “Third Party Infringement” shall have the meaning assigned to such term in Section 10.4.1.

1.132 “Trademarks” shall have the meaning assigned to such term in Section 7.3.

1.133 “Upfront Payment” shall have the meaning assigned to such term in Section 6.1.

1.134 “United States” or “U.S.” means The United States of America, including its possessions and territories.

1.135 “U.S. Sublicensee” shall have the meaning assigned to such term in Section 7.2.

2.           Representations, Warranties and Covenants

2.1          By Both Parties. Each Party hereby represents, warrants and covenants to the other Party, as of the Effective Date, that:

2.1.1           such Party: (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (B) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (C) is in compliance with all requirements of Applicable Law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement;

2.1.2           such Party: (A) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (B) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity);

2.1.3           such Party has obtained all necessary consents, approvals and authorizations of all governmental authorities and Third Parties required to be obtained by such Party in connection with this Agreement, other than any approvals required of applicable Regulatory Authorities as may be required under this Agreement from time to time;

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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2.1.4           the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (A) do not, to the best of such Party’s Knowledge, conflict with or violate any requirement of Applicable Law; and (B) do not conflict with, or constitute a default under, any contractual obligation of such Party;

2.1.5           neither it nor any of its Affiliates has been debarred under Section 306 of the FD&C Act or any equivalent local law or regulation and, to its Knowledge, no member of its staff has been charged with or convicted under federal law or foreign equivalent for conduct relating to the development or approval of any Regulatory Approval Application or Regulatory Approvals, or otherwise relating to the regulation of any drug product under any relevant statute, law, or regulation, and if at any time such Party or any of its Affiliates or any member of its staff is debarred or charged with or convicted under federal law or foreign equivalent for conduct relating to the development or approval of any Regulatory Approval Application or Regulatory Approvals, or otherwise relating to the regulation of any drug product under any relevant statute, law, or regulation, it will provide prompt written notice of same to the other Party; and

2.1.6           it follows, and will continue to follow during the Term, reasonable commercial practices to protect its proprietary and Confidential Information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees and using commercially reasonable efforts to require its consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of and during their employment or engagement to the extent relating to the subject matter of this Agreement, and only disclosing Confidential Information to Third Parties pursuant to written agreements containing appropriate confidentiality and non-disclosure obligations.

2.2          By Acura. Acura represents, warrants and covenants to Egalet that:

2.2.1           As of the Effective Date, (A) except for the rights granted to Egalet under this Agreement and the Generic Licenses, Acura owns or has exclusive rights to all of the Aversion Technology and the Aversion Patent Rights in existence on the Effective Date and the exclusive right to grant licenses (except for the Generic Licenses) with respect thereto, free of any Lien; and (B) Acura has the legal right and authority, and has all rights, authorizations and consents necessary, to grant to Egalet the licenses granted under this Agreement, including under Section 7.1 and 7.3;

2.2.2           Exhibit 2.2.2 sets forth a complete and correct list of all agreements relating to the licensing, sublicensing or other granting of rights with respect to the Aversion Technology or Aversion Patent Rights or the Product to which Acura or any of its Affiliates is a party (the “Acura License Agreements”), and Acura has provided complete and accurate copies of all such agreements to Egalet. Acura and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement. Acura and its Affiliates are not in material breach of any Acura License Agreement pursuant to which Acura and/or its Affiliates receive a license or sublicense to Acura Technology or Aversion Patent Rights. As between the Parties, Acura shall be solely responsible for any payment obligations to Third Parties pursuant to any Acura License Agreement. Except for the Acura License Agreements, there are no settlement agreements between Acura or its Affiliates and any Third Party relating to the Product or the Aversion Patent Rights;

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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2.2.3           Acura has exercised, and continues to exercise Commercially Reasonable Efforts in the prosecution of the Aversion Patent Rights set forth in Exhibit 1.17 in all material respects accordance with all Applicable Laws. Such Aversion Patent Rights have been filed and maintained and all applicable fees due on or prior to the Effective Date have been paid on or before the due date for payment. To Acura’s Knowledge, the issued patents included in the Aversion Patent Rights are valid and enforceable.

2.2.4           None of the Aversion Technology in existence on the Effective Date was obtained by Acura or its Affiliates in violation of any contractual or fiduciary obligation to which Acura or its Affiliates or any of their respective employees or staff members are or were bound, or by the misappropriation of the trade secrets of any Third Party;

2.2.5           Except for the Acura License Agreements, Acura and its Affiliates have not entered into, and will not enter into, any agreement with any Third Party which is or would be in conflict with the rights granted to Egalet under this Agreement;

2.2.6           Acura has complied and shall continue to comply with in all material respects with Applicable Laws in the United States in connection with its performance of any development activities relating to the Product and all such activities shall be in compliance with cGLP, cGCP and cGMP, and will conduct such activities in accordance with this Agreement;

2.2.7           As of the Effective Date, there are no claims, judgments, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to Acura’s Knowledge, threatened against Acura or any of its Affiliates in connection with the Product (including that the manufacture, use or sale of the Product infringes, misappropriates or violates the intellectual property rights of any third party), the Aversion Patent Rights (including that any of the issued patents included in the Aversion Patent Rights are invalid or unenforceable) or Aversion Technology or which would be reasonably expected to materially affect or restrict the ability of Acura to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement;

2.2.8           Neither Acura nor any of its Affiliates has received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party has been or would be infringed or misappropriated by the research, development, manufacture, or commercialization of the Aversion Technology or the Product;

2.2.9           Information provided by Acura in response to any of Egalet’s due diligence requests prior to the Effective Date was in all material respects complete, truthful and accurate;

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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2.2.10         Acura has complied and will continue to comply with the terms of the Pfizer Termination Agreement, and after the transfer of obligations regarding the Required Post-Marketing Study, pharmacovigilance and Medical Affairs to Egalet pursuant to this Agreement, will have no material obligations under such agreement; and

2.2.11         Acura shall comply with all Applicable Laws in the United States in connection with the performance of its Co-Promotion Rights, including, without limitation, the FD&C Act, the PDMA, the Anti-Kickback Statute and all U.S. federal and state health care fraud and abuse statutes and regulations.

2.2.12         To Acura’s Knowledge, the manufacture, use and commercialization of the Product does not infringe any valid claim in a granted patent owned by a Third Party or misappropriate any trade secret owned by a Third Party.

2.2.13         The licenses and rights granted to Egalet under this Agreement do not constitute the sale, license or other disposition of all or substantially all of Acura’s assets.

2.2.14         As of the Effective Date, Acura does not have total assets or annual net sales (as the terms “assets” and “net sales” are defined and measured under 15 U.S.C. §18a and the regulations promulgated thereunder) of $151.7 million or more.

2.3          By Egalet. Egalet represents, warrants and covenants to Acura that:

2.3.1           Egalet shall comply with all Applicable Laws in connection with the performance of its development activities and the Commercialization Program, including, without limitation, the FD&C Act, the PDMA, the Anti-Kickback Statute and all federal, state and foreign health care fraud and abuse statutes and regulations;

2.3.2           Neither Egalet nor its Affiliates has entered into, and will not enter into, any agreement with any Third Party that is in conflict with its obligations under this Agreement;

2.3.3           As of the Effective Date, there are no claims, judgments, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to Egalet’s Knowledge, threatened against Egalet or any of its Affiliates, and neither Egalet nor its Affiliates is a party to any settlement agreement, which would be reasonably expected to materially affect or restrict the ability of Egalet to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement;

2.3.4           Information provided by Egalet in response to any of Acura’s due diligence requests prior to the Effective Date was in all material respects complete, truthful and accurate;

2.3.5           Egalet shall comply with all Applicable Laws in connection with its performance of any development activities and all such activities and shall be in compliance with cGLP, cGCP and cGMP and all Applicable Laws, as applicable, and will conduct such activities in accordance with this Agreement;

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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2.3.6           Except pursuant to Section 17.2, Egalet shall not transfer, convey, assign or otherwise dispose of, or create or suffer to exist any Lien on, the Product NDA, the IND relating to the Product or any other Regulatory Approval or Regulatory Approval Application during the Term, provided, however, nothing shall prohibit Egalet and/or its Affiliates from obtaining debt financing for Egalet or its Affiliates secured by substantially all of their assets, except as provided in this Section 2.3.6;

2.3.7           Egalet shall not request, solicit or cause the FDA to (i) delist any Aversion Patent Rights from the FDA’s Orange Book, (ii) withdraw or suspend the Product NDA (or any supplement or amendment thereto), or (iii) omit or exclude the Product from a list of marketed drugs filed in accordance with 21 U.S.C. §360 (as may be amended or replaced); and

2.3.8           Egalet shall provide Acura with not less than [*****] days’ prior written notice of Egalet’s intended launch of an Authorized Generic of the Product in the United States.

2.3.9           As of the Effective Date, Egalet does not have total assets or annual net sales (as the terms “assets” and “net sales” are defined and measured under 15 U.S.C. §18a and the regulations promulgated thereunder) of $151.7 million or more.

2.4          Disclaimers.

2.4.1           Except to the extent provided in Sections 2.2.3 and 2.2.12, Acura hereby expressly disclaims any representation or warranty as to the validity or enforceability of any Aversion Patent Rights, the non-infringement of any Third Party patent or other intellectual property right or the prospects or likelihood of development or commercial success of the Product.

2.4.2           EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2 AND EXPRESSLY AS SET FORTH ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, OR NON-INFRINGEMENT.

3.           Joint Steering Committee

3.1           Members; Officers. Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) as more fully described in this Section 3. The JSC shall be comprised of three (3) representatives from each Party. Such representatives shall include individual representatives with expertise to fulfill each Parties obligations under this Agreement. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the Joint Steering Committee. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the JSC. A chairperson and secretary shall be selected by Egalet.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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3.2          Responsibilities of the Joint Steering Committee. The JSC shall be responsible for reviewing and providing input on and, if expressly specified in this Agreement, approving the overall strategy of the Parties under this Agreement, including development plans and strategies, and for reviewing the Commercialization Program. Specifically, the JSC shall perform the following functions:

3.2.1           recommend a date not to be more than three (3) months from the Effective Date, to transfer to Egalet (i) pharmacovigilance reporting and related activities, including preparation and submission of 15-day reports and preparation of periodic adverse drug event reports (PADER); and (ii) Medical Affairs;

3.2.2           review, at least annually, the Commercialization Program, the Marketing Plan, Manufacturing operations, DEA Quotas, Product development plans and the Product sales forecast (including projected royalties payable to Acura) for the collaboration;

3.2.3           review all material Product development, marketing, Manufacturing (including Product inventory levels and requirements) and regulatory activities, milestones and accomplishments and progress to forecast, in summary fashion on a Calendar Quarter basis and in a reasonably detailed manner on a semi-annual basis;

3.2.4           review the Launch Date for the Product in the United States;

3.2.5           if Acura exercises its Co-Promotion Right, review and approve target health care provider lists, as applicable, and data and reports relating to Product Details undertaken during the prior Calendar Quarter, including the relative priority of such Details;

3.2.6           determine and approve the allocation of overlapping target healthcare providers pursuant to Section 5.3.13;

3.2.7           discuss strategies, plans and updates relating to pending or threatened Infringement Actions and Offensive Infringement Actions;

3.2.8           evaluate the progress of development of the Product in Other Countries and the timing of Launch in such Other Countries following receipt of Regulatory Approval in such Other Countries;

3.2.9           review and provide comment on the protocols and plans for the Required Post-Marketing Studies;

3.2.10         review and approve any Product Line Extension proposed to be conducted by Acura pursuant to Section 4.4.1;

3.2.11         review and approve (by unanimous consent of the JSC members) the proposed budget relating to each of the Product Line Extension Studies and the Required Post-Marketing Studies within ten (10) business days after submission of such proposed budget to the JSC, provided that neither Party shall withhold approval for a proposed budget for the Product Line Extension Studies (determined as a group) or a Required Post-Marketing Studies (determined as a group) that is [*****] or less, and provided further that this Section 3.2.11 is subject to Section 6.14;

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3.2.12         identify regular reports and channels of communications for the provision of periodic updates of progress relating to the Commercialization of the Product and the development and filing for Regulatory Approval of Product Line Extensions; and

3.2.13         perform such other responsibilities as may be agreed upon by the Parties in writing from time to time.

Egalet will report regularly and no less than semi-annually on any material changes to or material variances from the Commercialization Program and the aforementioned plans and budgets, whether such changes have actually occurred or are expected. Notwithstanding the foregoing, the JSC shall not have the authority to make any determination that either Party is in breach of this Agreement or has complied with its obligations under this Agreement, or to assess any charges or expenses in excess of the amounts allocated to a Party pursuant to the budgets agreed to by the Parties in accordance with Sections 3.2.11 and 6.14, except as provided in Section 6.14.

3.3           Meetings. During the Term, the Joint Steering Committee shall meet at least once each Calendar Quarter, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as provided herein or as the Parties shall agree. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. Either Party may cause a meeting to be held by teleconference or videoconference or other similar means. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate by either Party. Each Party shall provide to the JSC such information in its possession relating to its activities under the Agreement as reasonably needed by the JSC to perform its functions and exercise its responsibilities as above.

3.4           Decision-making. Except as otherwise provided in this Agreement, decisions of the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. In the event that the JSC is unable to reach a consensus decision within fifteen (15) days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Chief Executive Officer of Acura, or such other person holding a similar position designated by Acura from time to time, and the Chief Executive Officer of Egalet, or such other person holding a similar position designated by Egalet from time to time (collectively, the “Executive Officers”) for resolution. The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to determine a resolution within ten business (10) days after the matter was referred to them, then, with respect to all development, commercialization, financial or budgetary matters, Egalet shall, subject to Sections 3.2.6 and 3.2.11, have final-decision making authority, provided that Egalet may not unilaterally decide any dispute, or waive any obligation or covenant, in a manner or result that is contrary to the express terms of this Agreement. Notwithstanding the foregoing, (i) any dispute relating to Sections 3.2.6, 5.2.4 and/or 5.3.13, and any dispute relating to Section 3.2.11 if a proposed budget for an activity described in such Section exceeds [*****], shall be settled in accordance with the Special Arbitration Provisions of Section 16.3 and (ii) no decision by the Joint Steering Committee shall require Acura or Egalet to undertake additional development obligations or expenses, or incur any out-of-pocket expense, without such Party's express written consent.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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3.5           Minutes. With the sole exception of specific items of the JSC meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided in Section 3.4, definitive minutes of all meetings of the JSC shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of JSC meeting minutes, the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be escalated to the Executive Officers. The decision resulting from the escalation process shall be recorded by such secretary in amended finalized minutes for said meeting.

3.6           Term. The JSC shall exist throughout the Term.

3.7           Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JSC or any subcommittee.

4.          Product Line Extensions, Development For Other Countries And Post-Marketing Studies

4.1          Required Post-Marketing Studies.

4.1.1           Egalet will conduct all Post-Marketing Studies required by the FDA with respect to the Product (the “Required Post-Marketing Studies”). Egalet will bear its own internal expenses and the Parties shall share out-of-pocket expenses for the Required Post-Marketing Studies based on the Expense Split Percentage.

4.1.2           Egalet will prepare and deliver to the JSC a detailed plan and budget for the Required Post-Marketing Studies.

4.1.3           Egalet shall keep complete and accurate scientific records relating to Post-Marketing Studies and will make such records reasonably available to Acura for review and/or copying. Such scientific records shall be maintained in accordance with good scientific practices. Each Party shall also keep detailed records of costs it incurs in connection with the Required Post-Marketing Studies, including all supporting documentation for such expenses, and will keep such records for at least three (3) years after the date that such expense was incurred.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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4.2           Development for Use in Other Countries. Egalet, in its sole discretion and at its sole cost and expense, may, at any time during the Term, develop the Product for use in one or more Other Countries (including Product Line Extensions). If Egalet elects to develop the Product for use in one or more Other Countries, Egalet shall prepare and deliver to the JSC for review and comment, its development plan for the Product for Other Countries in the Territory, including the estimated timing of commencement and completion of such development activities. Acura will cooperate with Egalet in such development activities, provided the Parties shall agree in writing in advance the services that Acura will provide and the fees and expenses to be paid by Egalet in connection therewith (including fees for Acura’s internal cost at a full-time equivalent rate to be mutually agreed), as well as a related payment schedule. In the event that Egalet conducts development, in and with respect to such Other Countries, the Parties agree that such development shall be planned in such a manner as not to impair or otherwise adversely affect the Regulatory Approval of the Product in the United States.

4.3           Regulatory Approval in Other Countries Egalet, in its sole discretion and at its sole cost and expense, may apply for Regulatory Approval for the Product (including Product Line Extensions) in one or more Other Countries. Egalet shall own all such Regulatory Approvals, subject to Acura’s right to require the transfer of same to Acura as provided in Section 14.7, and shall pay any and all expenses in connection therewith. Acura shall provide Egalet access and a right of reference to the protocols, data, documents, reports and analyses included in regulatory filings for the Product in existence at the Effective Date for Egalet’s use in obtaining Regulatory Approvals in Other Countries. At Egalet’s request, Acura shall cooperate and assist Egalet in connection with the preparation and filing of Regulatory Approvals for the Product in Other Countries, subject to the Parties written agreement on the fees and expenses payable by Egalet to Acura for such assistance. In the event Egalet elects to develop and materially develops the Product in an Other Country and does not pursue Regulatory Approval in such Other Country within [*****], Acura, in its sole discretion and upon written notice to Egalet, may terminate this Agreement solely with respect to such Other Country.

4.4          Development and Regulatory Approval of Product Line Extensions.

4.4.1           Subject to Section 4.4.2, Egalet, at its sole discretion and at its sole cost and expense, may undertake the development and seek Regulatory Approval of Product Line Extensions. Acura shall negotiate in good faith with Egalet a development agreement if Egalet desires for Acura to develop or assist in the development of Product Line Extensions. Acura, may, in its sole discretion, develop Product Line Extensions at its own cost and expense (subject to Section 4.4.2) by notifying the Joint Steering Committee of its intention and obtaining the consent of the Joint Steering Committee, not to be unreasonably withheld or delayed. Any such Product Line Extensions shall be included in the licenses granted by Acura to Egalet under this Agreement without any additional cost or charge to Egalet except as provided in Section 4.4.2. Each Party shall provide to the JSC written Calendar Quarter updates of its development efforts relating to Product Line Extensions, including the status of filing for Regulatory Approval. Egalet shall own and maintain all Regulatory Approvals relating to Product Line Extensions, subject to Acura’s right to require the transfer of same to Acura as provided in Section 14.7.

4.4.2           The Parties shall share any out-of-pocket costs relating to Product Line Extension Studies in the United States according to the Expense Split Percentage.

4.5          Standards of Conduct. Each Party conducting any development work (whether relating to Post-Marketing Studies, the development of the Product for Other Countries or the development of Product Line Extensions) shall:

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4.5.1           conduct its activities in good scientific manner, and in compliance in all material respects with all requirements of Applicable Laws, rules and regulations, and all other requirements of any applicable cGMP, cGLP and cGCP, to attempt to achieve the objectives of the development program efficiently and expeditiously;

4.5.2           maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the form required under all Applicable Laws; and

4.5.3           allow representatives of the other Party, upon reasonable prior written notice and during normal business hours, to visit such Party’s facilities where any development activities with respect to the Product are being conducted, and consult, during such visits and by telephone, with personnel performing work on the Product, and so long as such visits and consultations are not unreasonably disruptive; provided, however, that a visiting Party shall be required to provide the other Party a list of any consultants and/or representatives of such visiting Party at least three (3) business days in advance of such consultant/representatives’ first visit to the other Party, and the other Party shall not be required to permit visits from any consultant/representative of the visiting Party also engaged by any Third Party reasonably determined by the other Party to be a competitor of such Party. Each Party, its representatives and consultants shall maintain any information received (whether by observation or otherwise) during such visit in confidence in accordance with Section 12 and shall not use such information except to the extent otherwise permitted by this Agreement.

5.          Commercialization Program

5.1           Generally. The commercialization program shall begin on the Effective Date, and shall include Egalet’s activities to manufacture, sell, offer for sale, advertise, market, promote, launch (including pre-launch marketing) and commercialize the Product in the United States (the “Commercialization Program”), as the same may be modified, from time to time, as set forth in this Agreement. Egalet shall exercise Commercially Reasonable Efforts in implementing and carrying out the Commercialization Program. All marketing, distribution and other expenses of the Commercialization Program shall be solely borne by Egalet.

5.2           Egalet Responsibilities; Rights. Subject to Section 5.3 and the Generic Licenses, Egalet, either itself or through its Affiliates or permitted sublicensees shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotion, launch and sales activities in connection with the marketing of the Products in the Territory. Egalet (and/or its Affiliates and/or permitted sublicensees, as applicable) shall have the authority to determine the specific activities and actions taken in all marketing, advertising, promotion, launch and sales activities in connection with the marketing of the Products in the Territory, subject to compliance with the this Agreement. As part of the Commercialization Program, Egalet shall:

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5.2.1           As of the later to occur of [*****] Egalet shall provide for a minimum of [*****] full-time field sales representatives within [*****] to Detail the Product until such sales representative shall have used good faith efforts to Detail the Product at least once to at least [*****] of the health care providers on such field sales representative’s list of target health care providers (comprising a subset of Egalet’s target health care provider list existing as of such date as described in Section 5.3.13 (such target list to include a number of health care providers per sales representative consistent with pharmaceutical industry practice)). For clarity, such sales representatives shall be permitted to detail any other products (other than a product that would violate the provisions of Section 9.1) during a Product Detail. Egalet will be solely responsible for recruiting, hiring and maintaining its sales force of sales representatives for the promotion of the Product in accordance with its standard procedures and the requirements of this Agreement, and Egalet may utilize a contract sales force to fulfill all or any portion of its obligations under this Section 5.2.1. Egalet agrees any of its sales representatives involved in the promotion of the Product will not have any legal or regulatory disqualifications, bars or sanctions. Egalet will be responsible for the activities of its sales representatives, including compliance by its sales representatives with training and Detailing requirements. For the avoidance of doubt, failure to achieve the required number of sales representatives as required by this Section 5.2.1 shall be deemed to be a material breach of a material obligation by Egalet, and Acura shall have its rights under Section 14.2 with respect to such breach;

5.2.2           Without limiting Sections 5.4.1 and 5.4.2, use Commercially Reasonable Efforts to Launch the Product in the United States, and in each Other Country in the Territory as soon as commercially practical after Regulatory Approval in such country, and to perform such obligations by using personnel with sufficient skills and experience, together with sufficient equipment and facilities. Notwithstanding the foregoing, Egalet shall not be deemed to have failed to perform the foregoing obligations, if it is using Commercially Reasonably Efforts, in the event one or more of the following events or circumstances (the “Commercialization Conditions”) occurs and such event or circumstance, or the material effect thereof, is continuing: [*****];

5.2.3           Egalet shall exercise Commercially Reasonable Efforts to commercialize the Product following Launch in the U.S. and such Other Countries;

5.2.4           not later than [*****] prior to the anticipated Launch of the Product in the United States, prepare an overview-marketing plan for the Product, which shall include plans related to the prelaunch, Launch, promotion and sale of the Product in the United States and which shall include forecasts for the number of sales representatives, and a reasonably descriptive overview of the marketing and advertising campaigns, including related budgets, proposed to be conducted (each, a “Marketing Plan”). Thereafter, each Marketing Plan shall be updated by Egalet, in accordance with Egalet’s usual marketing operations planning cycles, but in no case less than once each Commercial Year during the Term. Egalet shall provide copies of the Marketing Plan to the JSC for review and comment as soon as practicable following preparation. If Acura exercises its Co-Promotion Right pursuant to Section 5.3, Egalet promptly shall update, through the JSC, the Marketing Plan to reflect Acura’s Co-Promotion Right in a manner that is consistent with Section 5.3 and which does not materially disadvantage Acura in relation to the exercise of its Co-Promotion Right. If Acura should dispute whether the Marketing Plan complies with the requirements of the immediately preceding sentence, such dispute shall be settled in accordance with the Special Arbitration Provisions of Section 16.3; and

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5.2.5           maintain records in accordance with Egalet’s usual business practices of the work done and results achieved in connection with the Commercialization Program and as may be required under all Applicable Laws.

5.3         Acura’s Co-Promotion Rights.

5.3.1           Subject to the terms of this Section 5.3, Acura shall have the non-sublicensable, non-transferable (except in connection with an assignment of this Agreement pursuant to Section 17.2) right to co-promote the Product (including Product Line Extensions) in the United States (the “Co-Promotion Right”).

5.3.2           If Acura wishes, in good faith to evaluate the exercise of the Co-Promotion Right, Egalet shall provide Acura, at Acura’s reasonable request (which in any event shall not be made more than once per Calendar Quarter) and on thirty (30) days’ prior written notice, (a) a list of target heath care providers to which Egalet (and its Affiliates and sublicensees) is then Detailing the Product or to which it then intends to Detail the Product, (b) after the First Commercial Sale of the Product in the Territory, a written report for the then most recent Calendar Quarter containing, by dosage strength, the number of units of Product sold, the gross sales, the Net Sales and the AMP for each dosage strength of the Product, including details of all necessary calculations of the same, including (i) the calculations which detail the differences between Net Sales and gross sales; (ii) the total number of prescriptions filled in such Calendar Quarter for the Product; (iii) a statement of amount of inventory of the Product held by Egalet as of the last day of such Calendar Quarter; (iv) the average number of tablets per Rx; and (v) the average Cost of Goods Sold for each dosage strength of the Product; and (c) such other information reasonably requested by Acura to evaluate the exercise of its Co-Promotion Right.

5.3.3           Acura may exercise the Co-Promotion Right by providing Egalet sixty (60) days’ prior written notice thereof at any time after one (1) year after the Launch of the Product in the United States (the “Co-Promote Notice”). From and after the sixtieth (60th) day after the Co-Promote Notice, Acura shall commence co-promotion of the Product in accordance with this Section 5.3.

5.3.4           Acura may cease the co-promotion of the Product at any time on sixty (60) days’ written notice to Egalet, and the Co-Promotion Right shall terminate on the sixtieth (60th) day after such notice; provided, however, that if (i) Egalet exercises its right under Section 5.3.13 to add Acura target health care providers to Egalet’s list of target health care providers, and (ii) Acura’s notice of cessation of its Co-Promotion Right specifies Egalet’s exercise of its right under Section 5.3.13 as the cause of Acura’s cessation, which notice of cessation must be provided within thirty (30) days after the later of (i) Egalet’s exercise of such right under Section 5.3.13, and (ii) the resolution of any dispute relating to Egalet’s exercise of such right under Section 5.3.13 as provided for in such section and Section 16.3, then Acura may, at any time upon sixty (60) days’ prior written notice to Egalet resume the co-promotion of the Product, including establishing its list of target health care providers in accordance with Section 5.3.13. Except as provided in this Section 5.3.4, after termination of the Co-Promotion Right, Acura shall not have any further rights to co-promote the Product nor to subsequently exercise the Co-Promotion Right.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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5.3.5           Following Acura’s exercise of the Co-Promotion Right, Acura will be entitled to receive, and Egalet shall remit to Acura within forty five (45) days (or if later, within thirty (30) days following Acura’s provision to Egalet of Acura’s Detail report described in Section 5.3.9) after each Calendar Quarter commencing with the Calendar Quarter following the Co-Promote Notice, [*****]. “Incremental Net Sales” shall mean [*****]. “Gross Margin” shall mean [*****]. Acura’s receipt of the Gross Margin payment described above (“Co-Promotion Payment”) will be in lieu of the royalty payments otherwise payable to Acura under the Agreement calculated based on Incremental Net Sales resulting from prescriptions written by the health care providers contained in Acura’s list provided to Egalet pursuant to Section 5.3.13. Co-Promotion Payments in respect of a Calendar Quarter shall be paid within forty-five (45) days; (or if later, within thirty (30) days following Acura’s provision to Egalet of Acura’s Detail report described in Section 5.3.9) after the end of such Calendar Quarter. For clarity, Acura will not be entitled to a Co-Promotion Payment in respect of any prescriptions written by health care providers that are not Acura’s list provided to Egalet pursuant to Section 5.3.13, even if Acura has Detailed such providers. Notwithstanding the foregoing, Egalet shall be responsible for all distribution activities relating to the Product.

5.3.6           Acura may perform some or all of its co-promotion through a CSO reasonably acceptable to Egalet, at Acura’s sole cost and expense. Acura will be solely responsible for recruiting, hiring and maintaining its sales force of sales representatives for promotion of the Product in accordance with its standard procedures and the requirements of this Agreement. Acura agrees that any of its sales representatives involved in the promotion of the Product will not have any legal or regulatory disqualifications, bars or sanctions. Acura will be responsible for the activities of its sales representatives, including compliance by its sales representatives with training and Detailing requirements. In particular, Acura will provide its sales representatives assigned to promote the Product with the level of oversight, management, direction and sales support with respect to the promotion of Product reasonably necessary to effectively and efficiently promote the Product in accordance with the terms of this Agreement and Applicable Law. If Egalet raises any concern with Acura regarding the performance or fitness of any Acura sales representative, Acura will consider Egalet’s comments and recommendations in good faith. For clarity, Acura’s implementation or non-implementation of Egalet’s comments and recommendations shall not relieve Acura of any responsibility for breach of any of its obligations hereunder with respect to the performance or fitness of any Acura sales representative.

5.3.7           Acura will train its sales force consistent with Egalet training requirements and Egalet sales force policies. In connection therewith, within thirty (30) days after receipt of the Co-Promote Notice, Egalet, upon Acura’s request shall provide training materials to, and hold in-person meetings or webcasts for, each member of Acura’s sales force prior to his or her commencement of promotion of the Product to ensure that he or she is appropriately trained in proper detailing and sales techniques. On an ongoing basis [*****], at Acura’s request and upon reasonable prior notice, Egalet shall provide training materials to, and hold in-person meetings or webcasts for, each member of Acura’s sales force as necessary to provide training (in the case of new hires), refresher training and training updates. The Parties shall use good faith efforts to coordinate the timing of, and attendance at, any such trainings so that such training is provided to reasonably sized groups consistent with industry standards. Acura shall bear (i) the costs of training materials, (ii) Egalet’s out-of-pocket costs relating to such training, and (iii) Egalet’s internal costs for salaries and benefits for its personnel who provide training, refresher training and training updates to Acura; provided that Acura shall not be responsible for Egalet’s costs pursuant to this subsection (iii) where such training also includes Egalet’s sales representatives.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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5.3.8           Acura will adhere to the Marketing Plan, provided such Marketing Plan conforms to the requirements of this Agreement.

5.3.9           Acura will, at its cost and expense, maintain records and otherwise establish procedures to ensure compliance with all Applicable Laws and professional requirements that apply to its promotion and marketing of the Product, including compliance with the PhRMA Code on Interactions with Healthcare Professionals. Acura will provide Egalet with copies of any such records promptly upon Egalet’s request. Further, Acura will prepare and provide to Egalet, at no cost or expense to Egalet, such reports regarding its activities under this Section 5.3 as Egalet may reasonably require, including in order to comply with reporting requirement under the Sunshine Act (5 U.S.C. § 552b). In addition, Acura will provide Egalet with a report, as soon as practicable and with a target delivery date of [*****] following the end of each Calendar Quarter, setting forth in reasonable detail the Details made by its sales representatives of the Product during such Calendar Quarter.

5.3.10         Acura will only use promotional materials and detailing scripts provided and approved by Egalet, and Egalet shall provide copies requested by Acura of all such sales material and detailing scripts to Acura for promotion of the Product at Acura’s expense for such copies, provided that all other production costs (such as developing such marketing materials and detailing scripts) shall be borne by Egalet. For clarity, Egalet shall not be required to develop any promotional materials or detailing scripts specifically for Acura. Acura will instruct its sales representatives to make only those statements and claims regarding the Product, including as to efficacy and safety, that are consistent with the Product labeling and accompanying inserts and the approved promotional materials and detailing scripts.

5.3.11         Acura’s sales force must be at least [*****] or full-time equivalents thereof within [*****], provided that such sales representatives may also market any other products (other than a product that would violate the provisions of Section 9.2). Such sales force will provide [*****] co-promotion of the Product as agreed to by the Parties, provided that in the absence of such agreement the Acura sales force will co-promote the Product [*****].

5.3.12         Egalet will be solely responsible for the execution of Medical Affairs, after the transfer of such responsibility as set forth in Section 11.5.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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5.3.13         At the time provided in Section 5.3.2, and within [*****] following each Calendar Quarter during the period Acura is co-promoting the Product pursuant to Section 5.3, Egalet will provide Acura a list of target health care providers to which Egalet (and its Affiliates and sublicensees) is then Detailing the Product or to which it then intends to Detail the Product. In its Co-Promote Notice, Acura shall provide to Egalet a list of health care providers to which it intends to Detail the Product, which shall not (i) overlap with those health care providers on Egalet’s then-current list (including any health care providers within the same group or department practice at the same location as a health care provider on Egalet’s then-current list) and (ii) include any managed care organizations or pharmacies.

5.3.13.1         Thereafter, Acura may, from time-to-time, change its list of target health care providers, provided any such target health care provider is not (i) on Egalet’s then-current list (including any health care providers within the same group or department practice at the same location as a health care provider on Egalet’s then-current list) and (ii) a managed care organization or pharmacy. Acura shall provide Egalet with [*****] prior written notice of any addition of health care providers to its then-current list, and in any event will provide within [*****] days following each Calendar Quarter during the period Acura is co-promoting the Product pursuant to Section 5.3, a then-current list of target health care providers to which Acura is then Detailing the Product or to which it then intends to Detail the Product, provided any such target health care provider is not (x) on Egalet’s then-current list (including any health care providers within the same group or department practice at the same location as a health care provider on Egalet’s then-current list) and (y) a managed care organization or pharmacy. Acura shall not Detail the Product to a health care provider not on its then-current list, without the consent of Egalet.

5.3.13.2         Egalet (and its Affiliates and sublicensees) may Detail any health care providers that are not on Acura’s then-current list (other than health care providers within the same group practice at the same location as a health care provider on Acura’s then-current list), even if such health care providers are not on Egalet’s then-current list.

5.3.13.3         Neither Party shall Detail the Product to a health care provider on the other Party’s list, without the consent of the other Party. Notwithstanding the foregoing, Egalet may, [*****], request the JSC to approve territory realignment by submitting to the JSC a new list of Egalet target health care providers, which list may contain overlapping target health care providers on Acura’s then-current list, not to exceed an amount equal to [*****] of those health care providers contained on Acura’s then-current list of targeted health care providers, provided that if at such time Acura’s sales force Detailing the Product exceeds [*****] sales representatives, then Egalet’s new list of target health care providers may contain overlapping target health care providers on Acura’s then-current list in an amount up to and including [*****] of those health care providers contained on Acura’s then-current list of targeted health care providers. For such overlapping target health care providers, the JSC will determine in good faith whether it reasonably believes the Egalet field sales representatives can materially improve Product prescribing from an overlapping target health care provider and, if so, Egalet shall be entitled to have such target health care provider on its list; provided however, that if Acura files a notice of dispute with the JSC within ten (10) days of its determination, Acura will be entitled to receive the Co-Promotion Payment (as calculated pursuant to Section 5.3.5) derived from such overlapping health care provider that are contested in Acura’s dispute notice for [*****] following the date of Acura’s notice of dispute, provided that with respect to those health care providers that Acura has not detailed within the [*****], Acura will be entitled to receive the Co-Promotion Payment (as calculated pursuant to Section 5.3.5) derived from such overlapping health care provider for only the [*****] following the date of Acura’s notice of dispute, and provided further that in the case where Acura’s sales force Detailing the Product exceeds [*****] sales representatives, no such determination from the JSC will be required in order for Egalet to include such overlapping health care providers (capped at [*****]) on its list but Acura will automatically be entitled to receive the Co-Promotion Payment for the [*****] as provided in the immediately preceding proviso. No Party shall include a health care provider on its respective list unless it has Detailed the Product to such health care provider [*****] or in good faith intends to Detail the Product to such heath care provider [*****] following the provision of the list.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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5.3.14         Acura’s Co-Promotion Right shall terminate thirty (30) days after the first commercial sale of a Generic Equivalent in the United States.

5.3.15         Egalet may terminate Acura’s Co-Promotion Right, without prejudice to any other remedies available to it at law or in equity, in the event Acura shall have materially breached or defaulted in the performance of any of its material obligations under this Section 5.3 and such breach or default shall have continued for sixty (60) days after written notice thereof was provided to Acura by Egalet. Any such termination under this Section 5.3.15 shall become effective at the end of such sixty (60) day period unless Acura has cured any such noticed breach(es) or default(s) prior to the expiration of such sixty (60) day period.

5.3.16         Acura’s Co-Promotion Rights under this Section 5 shall remain in full force and effect regardless of a Change of Control of Acura or any assignment or transfer of this Agreement to a Third Party, provided, however, they shall be suspended [*****] following a Change of Control transaction or any assignment or transfer of this Agreement to a Third Party, if the acquiror in such Change of Control transaction, or the assignee or transferee of this Agreement, as applicable, is marketing a pharmaceutical product in, or is conducting or has conducted [*****], the United States which is or would be in direct competition with a pharmaceutical product being marketed by Egalet in the United States at the time of such Change of Control transaction or assignment or transfer of this Agreement, as applicable, until such acquiror or assignee or transferee, as applicable, divests such competing product. If such acquiror, assignee or transferee does not divest such competing product within [*****] of the closing of such Change of Control transaction or assignment or transfer of this Agreement, as applicable, Acura’s Co-Promotion Right shall terminate. For purposes of this Section 5.3.16, a pharmaceutical product shall be deemed in direct competition with a pharmaceutical product being marketed by Egalet or its Affiliates in the United States if it is [*****].

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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5.4         Product Launch Diligence.

5.4.1           Egalet shall use Commercially Reasonable Efforts to Launch the Product in the United States as soon as commercially practical following the Effective Date and with respect to Other Countries, as provided in Section 5.4.2. Notwithstanding the foregoing, Egalet shall not be deemed to have failed to perform the foregoing obligations, if it is using its Commercially Reasonably Efforts, in the event one or more Commercialization Conditions have occurred and is continuing or the material effect of such Commercialization Condition is continuing. In any event, Egalet must Launch the Product in the United States by [*****], provided that if one or more Commercialization Conditions has occurred and the material effect of such Commercialization Condition(s) is continuing and has an adverse effect on Egalet’s ability to Launch by such date, Egalet may delay the Launch beyond such date; and if the Launch does not occur by [*****] due to any Commercialization Condition, then Egalet shall Launch the Product not later than [*****] following the date such Commercialization Condition or material effect shall have been substantially remedied or abated (the “Required Launch Date”). Egalet shall order Launch Quantities from the Contract Manufacturer with sufficient lead time (giving effect to any intervening Commercialization Condition and Egalet’s reasonable assessment of the timing of remedy or abatement of such Commercialization Condition) so that such quantities are received in advance of the Required Launch Date.

5.4.2           Egalet shall use Commercially Reasonable Efforts to Launch the Product in any Other Country in the Territory as soon as commercially practical after receipt of Regulatory Approval for the Product in such country, provided that no Commercialization Condition has occurred and is continuing or the material effect of such Commercialization Condition is continuing; and if a Commercialization Condition or the material effect thereof delays such Launch, then Egalet shall Launch the Product as soon as reasonably practical following the date such Commercialization Condition or material effect shall have been remedied or abated.

5.4.3           For the avoidance of doubt, failure to satisfy its obligations pursuant to Sections 5.4.1 shall be deemed to be a material breach of a material obligation by Egalet, and Acura shall have its rights under Section 14.2 to terminate this Agreement with respect to such country with respect to such breach.

5.5         Parties’ Responsibilities in Support of Commercialization.

5.5.1           Regulatory Filings. Each Party shall provide or otherwise make available to the other Party upon reasonable request complete copies of any material regulatory filings relating to the Product (including any Product Line Extensions) in the Territory, including Regulatory Approval Applications, material filings with the FDA, including, without limitation, material supplements or amendments thereto, all written material correspondence with the FDA regarding such regulatory filings, and all existing written minutes of material meetings and memoranda of material conversations between it (including, to the extent practicable, its investigators) and the FDA in its possession (or in the possession of any of its agents and subcontractors, such as contract research organizations used by it). The requesting Party shall reimburse the providing Party for its out-of-pocket expenses in connection with the provision of materials pursuant to this Section 5.5.1.

5.6         Non-Solicitation.

5.6.1           During the Term and for [*****] period thereafter, Acura and its Affiliates shall not hire, solicit for hire, or otherwise engage for employment (or the provisions of services under contract) any sales representative employed (whether as an employee or third party contractor) by Egalet or any of its Affiliates or any sales force representative that was employed by Egalet or any of its Affiliates at any time during the [*****] period preceding such hiring, solicitation, or recruitment.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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5.6.2           During the Term and for [*****] period thereafter, Egalet and its Affiliates shall not hire, solicit for hire, or otherwise engage for employment (or the provisions of services under contract) any sales representative employed by Acura or any of its Affiliates or any sales force representative that was employed (whether as an employee or third party contractor) by Acura or any of its Affiliates at any time during the [*****] period preceding such hiring, solicitation, or recruitment.

6.          Milestone and Royalty Payments

As partial consideration for the rights granted to Egalet hereunder, Egalet shall make the following payments to Acura:

6.1           Upfront Payment. Within ten (10) days after the Effective Date, Egalet shall make a non-refundable, non-creditable payment to Acura of Five Million Dollars ($5,000,000), in immediately available funds by wire transfer (the “Upfront Payment”), with [*****].

6.2           Additional Payment. Within ten (10) days after the later of (a) the First Commercial Sale of the Product by Egalet and (b) June 30, 2015, but in the case of each of subsections (a) and (b), in any event not later than January 1, 2016, Egalet shall make a non-refundable, non-creditable payment to Acura of Two and One-Half Million Dollars ($2,500,000), in immediately available funds by wire transfer, with [*****].

6.3           Sales Milestone Payment. Within thirty (30) days after the end of the first calendar year in which worldwide Net Sales of the Product (including any Product Line Extensions and including any Incremental Net Sales generated by Acura’s Co-Promotion activities (but excluding Net Sales generated in a country where the Royalty Term has expired or been terminated, after the later of (i) such expiration or termination and (ii) any inventory sell-off by Egalet under Section 14.9)) reach $150 million during such calendar year, Egalet shall make a non-refundable, non-creditable payment to Acura of twelve and one-half million dollars ($12,500,000), in immediately available funds by wire transfer (the “Sales Milestone Payment”), with [*****].

6.4         Royalties.

6.4.1           As partial consideration to Acura for the license rights, and other rights granted to Egalet under this Agreement, during the Term, Egalet shall pay to Acura a royalty based on calendar year Net Sales of the Product in the Territory by Egalet, its Affiliates and permitted sublicensees during each calendar year according to the following table:

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Royalty Rate:	Portion of Worldwide Calendar Year Net Sales of the Product Greater Than:	Portion of Worldwide Calendar Year Net Sales of the Product Up to But Not Exceeding:
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

In calculating worldwide calendar year Net Sales, the Net Sales in a country whose Royalty Term has expired or terminated shall be excluded, but only for the period following the later of (i) such expiration or termination and (ii) any inventory sell-off by Egalet under Section 14.9. Royalties for Net Sales of the Product in a country in the Territory shall be payable only during the Royalty Term in such country.

Notwithstanding the foregoing, in a calendar year in which aggregate Net Sales of the Product in the Territory achieves or exceeds [*****], the royalty rate will be [*****] on all Net Sales in that calendar year. Egalet shall undertake a royalty true-up during the Calendar Quarter in which calendar year Net Sales first exceed [*****]. Royalties shall be recalculated for all Net Sales for all prior Calendar Quarters during such calendar year, as if the [*****] royalty rate had been applicable from the first dollar of Net Sales for such calendar year. The difference between such recalculated royalties and those actually paid to Acura for prior Calendar Quarters is referred to as the “Royalty True-Up.”

For purposes of this Section 6.4, Net Sales shall exclude the Incremental Net Sales used in the calculation of Acura’s Co-Promotion Payments under Section 5.3.5.

6.4.2           If, with respect to the Product being sold in a country in the Territory in a particular Calendar Quarter, there are sales of a single Generic Equivalent of the Product (considering all strengths of such Generic Equivalent as one Generic Equivalent) in such country during such Calendar Quarter, then the Net Sales of the Product for such country in such Calendar Quarter, used for calculating the royalties owed to Acura for such Net Sales, shall be reduced by [*****].

6.4.3           If, with respect to the Product being sold in a country in the Territory in a particular Calendar Quarter, there are sales of two or more Generic Equivalents of the Product (counting all strengths of a particular Generic Equivalent as one Generic Equivalent) in such country during such Calendar Quarter, then the Net Sales of the Product for such country in such Calendar Quarter, used for calculating the royalties owed to Acura for such Net Sales, shall be reduced by [*****].

6.5           Co-Promotion Payments. Egalet shall remit to Acura the Co-Promotion Payments provided in Section 5.3.5 at the times specified in such section.

6.6           Reduction of Payments for Royalty Stacking. Royalties and Co-Promotion Payments payable to Acura shall be subject to reduction as set forth in Section 10.7.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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6.7           Royalty Payments. Within forty five (45) days following the end of each Calendar Quarter (or if later, with respect to Co-Promotion Payments, within thirty (30) days following Acura’s provision to Egalet of Acura’s Detail report described in Section 5.3.9), beginning with the Calendar Quarter in which the First Commercial Sale of the Product is made in the Territory, and for each Calendar Quarter thereafter, Egalet will pay to Acura the royalty payments calculated pursuant to Sections 6.4, 6.5 and 6.6 and the applicable Royalty True-Up, if any. Each royalty payment and Co-Promotion Payment shall be accompanied by a report, substantially in the form as attached hereto in Exhibit 6.7, summarizing (a) (i) the total gross sales of the Product(s), on a dosage-by-dosage, country-by-country basis, (ii) total Net Sales for each Product (including an itemization of the deductions applied to such gross sales to derive such Net Sales) during the relevant Calendar Quarter, (iii) the calculation of royalties due thereon, and (iv) the Royalty True-up, if any, and (b) if the Co-Promotion Right has been exercised by Acura, (i) the calculation of the Co-Promotion Payment (including the AMP and an itemization of all items used to calculate the Co-Promotion Payment), (ii) the total number of prescriptions for the Product filled in such Calendar Quarter, (iii) the average number of tablets per Rx, and (iv) the average Cost of Goods Sold for each dosage strength of the Product. In the event that no royalty payments or Co-Promotion Payments are payable in respect of a given Calendar Quarter, Egalet shall submit a report so indicating.

6.8           Mode of Payment; Currency Conversion. All payments required under this Agreement shall be made in U.S. dollars, regardless of the country(ies) in which sales are made or expenses are incurred, via wire transfer of immediately available funds as directed by the Party entitled to such payment from time to time. Whenever, for the purpose of calculating any sums due under this Agreement, conversion from any foreign currency shall be required, such conversion shall be made as follows: the amounts shall be converted into United States dollars using the average rate of exchange for such currencies for the relevant period, such exchange rate shall be the mid-price exchange rate taken from The Wall Street Journal as published on the last day of the relevant period for which payments are due, or such other publication as may be agreed between the Parties from time to time. All amounts payable under this Agreement and not paid when due in accordance with the provisions hereof shall bear interest from the due date until paid at the rate equal to the lesser of [*****], and (ii) the maximum interest rate permitted by Applicable Law.

6.9           Inventory Purchase. Acura shall test the items listed on Exhibit 6.9 at Acura’s cost in accordance with Egalet’s standard operating procedures for its viability for use in manufacturing the Product and shall provide Egalet with the results of such testing in writing. If such testing confirms that such items meet the specifications for such materials, Egalet shall purchase such API and packaging inventory, as listed on Exhibit 6.9, from Acura at Acura’s cost (as specified in such Exhibit). [*****] Prior to use of the API comprising a portion of the purchased inventory, Egalet shall conduct such testing as it shall determine reasonably necessary to confirm such API meets applicable specifications. If the API fails to meet applicable specifications, Egalet shall return such non-conforming API to Acura and Acura shall refund to Egalet all amounts paid therefor, including shipping costs. To the extent Egalet, its Affiliates or its Contract Manufacturer, have been unable to use the purchased inventory in the Manufacture of the Product within [*****] following the Launch of the Product, Egalet may return such remaining purchased inventory to Acura for a refund (determined based on the unit costs provided in Exhibit 6.9).

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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6.10         Records Retention. Commencing with the Launch of the Product, (i) Egalet shall keep complete and accurate records pertaining to the sale of Product for a period of [*****] after the year in which such sales occurred, and in sufficient detail to permit Acura to confirm the accuracy of the royalties, Co-Promotion Payments and other amounts paid by Egalet hereunder, and any amounts for which Egalet has invoiced Acura and (ii) Acura shall keep complete and accurate records relating to its co-promotion of the Product (including Details performed) in sufficient detail to permit Egalet to confirm the Co-Promotion Payments paid or payable to Acura, and relating to any amounts for which it has invoiced Egalet.

6.11         Audits. At the request and expense of either Party (“Auditing Party”), the other Party (“Audited Party”) shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable written notice, but not more than once per calendar year, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and Co-Promotion Payments and the correctness of any royalty or other payment made under this Agreement (including, without limitation, with respect to Infringement Actions, the Required Post-Marketing Study, and any expense sharing) or compliance with its commercialization requirements or co-promotion requirements for any period within the preceding [*****]. All results of any such examination shall be made available to the Audited Party. In the event that any audit reveals an under-payment in the amount of royalties, Co-Promotion Payments or other payment obligation that should have been paid by the Audited Party to the other, then the underpayment amount shall be paid within thirty (30) days after Auditing Party makes a demand therefore, plus interest thereon if such amount is in excess of [*****] of the amount that actually should have been paid. Such interest shall be calculated from the date such amount was due until the date such amount is actually paid, at the rate of [*****] for the date such amount was due. In addition, if the underpayment is in excess of [*****] of the amount that actually should have been paid [*****], then the Audited Party shall reimburse the Auditing Party for the reasonable cost of such audit.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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6.12         Taxes. In the event that a Party is mandated under the laws of a country to withhold any tax to the tax or revenue authorities in such country in connection with any payment to the other Party, such amount shall be deducted from the payment to be made by such withholding Party, provided, however, that the withholding Party shall take reasonable and lawful actions, at the other Party’s sole cost, to avoid and minimize such withholding and promptly notify the other Party so that the other Party may take lawful actions to avoid and minimize such withholding. The withholding Party shall promptly furnish the other Party with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the United States Internal Revenue Service related to any application by such other Party for foreign tax credit for such payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect. Notwithstanding the foregoing, if Egalet is required to withhold or deduct any taxes by any government outside the United States, any subdivision thereof, or any other governmental unit within the territory of such government (such taxes collectively referred to as “Charges”), or Acura is required to pay any Charge imposed by any government outside the United States solely as a result of being a party to this Agreement, with respect to any amount payable to Acura under this Agreement, (in each case other than amounts with respect to Net Sales outside the United States) Egalet shall pay such additional amounts so that payments received by Acura net of all Charges, shall equal the amount to which Acura would have been entitled had there been no such Charges, provided, however that Egalet shall have no obligation to pay any additional amount to the extent that the Charges are imposed by reason of Acura (A) not being a resident of the United States for tax purposes or (B) failing to provide a form or similar other evidence reasonably requested by Egalet that would allow for a reduction or exemption of such Charges that Acura is legally able to provide (including, for the avoidance of doubt, Acura’s qualification for the benefit of an applicable income tax convention). In addition, if Acura or its Affiliates is required to, or deems it advisable to file tax returns or make other filings with respect to Charges in any jurisdiction outside the United States by virtue of Egalet UK or another non-US Affiliate of Egalet making payments to Acura hereunder (other than with respect to royalties for Net Sales arising outside the United States), Egalet will reimburse Acura for the reasonable out-of-pocket cost of preparation and filing such tax returns or other filings. Egalet represents and warrants that no withholdings for taxes are required to be made on payments to Acura for milestones or royalties (for sales in the United States) described in this Agreement, Co-Promotion Payments or payments under Section 6.1 and 6.2 under currently applicable law so long as Acura is a resident of the United States for tax purposes.

6.13        Bundling Prohibited. The Product may not be sold in any bundled transaction with any other products or any service by Egalet or its Affiliates or permitted sublicensees (or by Acura or its Affiliates and sublicensees in exercising its Co-Promotion Rights) unless a reasonable pro-rated allocation of the payments received in such bundled transaction is attributable to the Products contained in the bundle.

6.14        Invoicing and Payment of Shared Expenses

(a) For all expenses that are to be shared by Parties pursuant to the express terms of this Agreement, the Party incurring such expense shall invoice the other Party for its Expense Split Percentage of such expense, and shall provide such other supporting details as the other Party shall reasonably request. All such invoices shall be payable within thirty (30) days from the date of receipt of such invoice and supporting materials. For the avoidance of doubt, expenses not explicitly designated as subject to the Expense Split Percentage in this Agreement shall be borne in their entirety by the responsible Party.

(b) In the event that the proposed budget for Product Line Extension Studies (determined as a group) or the proposed budget for Required Post-Marketing Studies (determined as a group) exceeds [*****] and Acura withholds its consent under Section 3.2.11, or does not provide its agreement within the ten (10) business day period specified in Section 3.2.11, Egalet may elect in its sole discretion to approve such budget, provided that (i) Acura shall be responsible for paying its Expense Split Percentage of such expenses only up to such [*****], (ii) Egalet shall be responsible for one hundred percent (100%) of such expenses exceeding [*****], and (iii) Egalet shall be entitled to apply as a credit against any royalty payments, Co-Promotion Payments and milestone payments owed to Acura an amount equal to [*****] percent [*****] of Acura’s Expense Split Percentage of such expenses exceeding [*****].

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

35

7.          Grant Of Rights

7.1          License Grants to Egalet.

7.1.1          Subject to the terms and conditions of this Agreement, Acura hereby grants to Egalet the exclusive (even as to Acura and its Affiliates, except subject to Acura’s Co-Promotion Right and the Generic Licenses) royalty-bearing, license in the Field throughout the Territory, with the right to grant sublicenses, under the Aversion Patent Rights and the Aversion Technology, including the Product-specific Intellectual Property to make, develop, Manufacture, have Manufactured, import, use, sell, offer to sell and otherwise commercialize (including without limitation, marketing, advertising, promoting, detailing, and distributing) the Product in the Territory.

7.1.2           Except as expressly set forth in this Agreement, no license is granted by Acura under its rights in any intellectual property, including any Patent Rights, whatsoever for any activities by Egalet that are outside the scope of the license grant in this Section 7.1 and Section 7.3.

7.2          Sublicensing. Egalet may grant sublicenses of the licenses granted to Egalet under Section 7.1, subject to Acura’s prior written consent for a sublicense in the United States to a Third Party to market or sell the Product (other than sublicenses granted to Third Parties acting as distributors or wholesalers or to Third Parties providing products or non-marketing/selling services to or on behalf of Egalet or its Affiliates), such consent not to be unreasonably withheld, delayed or conditioned, except in the case of [*****] which consent Acura may withhold in its sole discretion (a “U.S. Sublicensee”); provided, however, that (i) Egalet shall submit a copy of the draft of each such sublicense agreement with a U.S. Sublicensee to Acura at least [*****] before execution, which copy may be redacted as to financial information and Third Party confidential information not directly related to Products; (ii) Egalet shall submit a copy of each such executed sublicense agreement (other than sublicenses granted to Third Parties acting as distributors or wholesalers or to Third Parties providing products or non-marketing/selling services to or on behalf of Egalet or its Affiliates) to Acura, which copy may be redacted as to financial information and Third Party confidential information not directly related to Product; (iii) Egalet shall guarantee and be responsible for the making of all payments due, and the making of any reports under this Agreement, with respect to sales of the Product by its Affiliates or sublicensees and their compliance with all applicable terms of this Agreement; (iv) each Affiliate or sublicensee agrees in writing to maintain appropriate books and records relating to the Product and to permit Acura to review such books and records and visit such facilities for such review, pursuant to the provisions of Sections 5.2.5 and 6.11; (v) such sublicense agreement requires it to continue in full force and effect in accordance with the terms and conditions of the respective sublicense agreement upon the termination of this Agreement, and permits Egalet to assign to Acura such sublicense agreements; and (vi) such sublicense agreement requires such sublicensee to observe all other applicable terms of this Agreement. No sublicense granted by Egalet shall be valid unless it has complied with this Section 7.2.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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7.3           Trademarks; Logos. Egalet shall have the right to market the Products throughout the Territory under a trademark or trademarks (collectively, the “Trademarks”, such term excludes the Aversion Mark, Product Mark and the Corporate Trademarks) selected by Egalet at its sole discretion. Except as otherwise expressly provided in this Agreement, Egalet shall own all right, title and interest in and to such Trademarks, subject to transfer to Acura under Section 14.7. Subject to Applicable Law, all labeling and packaging for Product to be marketed and sold in the Territory shall contain a reference to Aversion® (the “Aversion Mark”). Except as otherwise expressly provided in this Agreement, Acura shall own all right, title and interest in and to the Aversion Mark. Egalet shall assume full responsibility, at its sole cost and expense, for prosecuting or litigating any infringement of a Trademark, the Product Mark or a Corporate Trademark by a Third Party, and shall be entitled to retain all recoveries in connection therewith and Acura shall assume full responsibility, at its sole cost and expense, for prosecuting or litigating any infringement of the Aversion Mark. In connection with this Section 7.3:

7.3.1           Acura hereby grants to Egalet a royalty-free license to use the Aversion Mark and the Oxaydo trademark (the “Product Mark”), in each country of the Territory, for the Term and, if the Term has expired pursuant to Section 14.1, after the Term, in connection with the marketing, promotion and sale of the Product as contemplated in this Agreement, and if this Agreement has been terminated, after the Term for the sole purpose of selling of inventory under Section 14.9. The license grant in this Section 7.3.1 shall be royalty free and shall be exclusive with respect to the Oxaydo trademark and non-exclusive with respect to the Aversion Mark. The ownership and all goodwill from the use of the Aversion Mark shall vest in and inure to the benefit of Acura. Acura reserves all rights not expressly granted herein. Acura shall maintain the Aversion Mark in all countries in which the Aversion Mark are registered as of the Effective Date, shall exercise Commercially Reasonable Efforts to file for and seek to obtain registrations of, and shall maintain once such registrations are obtained, the Aversion Mark in all countries in which Egalet commercializes the Product or, upon reasonable advance written notice, intends to commercialize the Product. If selected by Egalet as the Trademark for the Product, Acura shall use Commercially Reasonable Efforts to file for trademark protection for the Oxaydo trademark in each country in the Territory in which the Aversion Mark is registered as of the Effective Date, shall use Commercially Reasonable Efforts to obtain such trademark protection, and upon issuance, shall maintain the Oxaydo trademark in such jurisdictions, and shall exercise Commercially Reasonably Efforts to file for and seek to obtain registrations of, and shall maintain once such registrations are obtained, the Oxaydo trademark in all countries in which Egalet commercializes the Product or, upon reasonable advance written notice, intends to commercialize the Product. Acura shall not abandon or permit to lapse any of the Aversion Mark or the Oxaydo trademark without Egalet’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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7.3.2           In the event that a Party exercises its rights to terminate this Agreement with respect to the Product in any or all country(ies) pursuant to Section 14.2 or in all countries pursuant to Sections 14.3, 14.4, 14.5, 14.6, or 15 without limiting Acura’s rights under such sections, Egalet shall, and hereby does, grant to Acura a royalty-free, non-transferable, non-sublicensable license to use the applicable Trademark(s) consisting of the corporate name and logo of Egalet and its Affiliates (collectively, the “Corporate Trademarks”) used with respect to the Product in such country(ies) solely in connection with the marketing, sale, distribution and promotion of the in the applicable country of the inventory purchased by Acura under Section 14.9; provided, however, that, Acura shall diligently proceed to select, obtain regulatory approval for, and complete the revision of all packaging and labeling to include a corporate name, and corporate logo chosen by Acura, none of which shall be confusingly similar to the Corporate Trademarks, and in no case more than the later of [*****]. Egalet agrees to cooperate with Acura in all reasonable respects to enable Acura to maintain the Corporate Trademarks in such country(ies) for the permitted period, including, but not limited to, providing all required information and documentation regarding the Trademarks in such country(ies) on a timely basis and providing such other assistance as may be reasonably necessary. For the avoidance of doubt, at the end of the later of [*****], Acura shall have no further rights to use the Corporate Trademarks in the Territory in connection with the marketing and promotion of the Products. The ownership and all goodwill from the use of the Corporate Trademarks shall vest in and inure to the benefit of Egalet. Egalet reserves all rights not expressly granted herein.

7.3.3           Egalet hereby acknowledges the exclusive ownership of Acura of the Aversion Mark furnished by Acura (or its Affiliates) for use in connection with the Product. Egalet shall not, during the Term or thereafter, register, use, or attempt to obtain any right in and to the Aversion Mark or in and to any name, logo or trademark confusingly similar thereto. Acura hereby acknowledges Egalet’s exclusive ownership rights in the Trademarks, and accordingly agrees that at no time during or after the Term to challenge or assist others to challenge the Trademarks or the registration thereof or attempt to register any trademarks, trade names or logos confusingly similar to such Trademarks.

7.3.4           All representations of the Aversion Mark that Egalet intends to use shall first be submitted to Acura for approval (which shall not be unreasonably withheld or delayed) of design, color, and other details or shall be exact copies of those used by Acura and shall in any event comply with all usage guidelines as established by Acura from time to time. Egalet shall submit representative promotional materials using the Aversion Mark to Acura for Acura’s review and comment prior to their first use and prior to any subsequent change or addition to such promotional materials.

7.3.5           Quality Control.

       7.3.5.1           For the sake of clarity and with respect to this Section 7.3.5, Acura is the licensor as it pertains to the Aversion Mark and Product Marks and licensee as it pertains to the Corporate Trademarks. Egalet is the licensee as it pertains to the Aversion Mark and Product Marks and is the licensor as it pertains to the Corporate Trademarks. Each of Egalet and Acura are therefore “Licensor” and “Licensee,” as applicable. For the purposes of this Section 7.3.5, “Licensed Trademarks” shall mean the Aversion Mark, Product Marks and the Corporate Trademarks, collectively.

       7.3.5.2           Licensor shall have the right to exercise quality control over the Licensee’s use of the Licensed Trademarks, as applicable, to a degree reasonably necessary to maintain the validity of the Licensed Trademarks, as applicable, and to protect the goodwill associated therewith.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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  7.3.5.3           Licensee shall, in its packaging, sale, marketing, advertising, disposition and distribution of the Product and product packaging adhere to a level of quality regarding the maintenance of the validity of the Licensed Trademarks, as applicable, and the protection of the goodwill associated therewith consistent with the reasonable standards of quality otherwise set by Licensee.

  7.3.5.4           Licensee shall comply with all Applicable Laws in the packaging, sale, distribution, advertising, disposition and marketing of the Product and product packaging, and Licensee shall use all legends, notices, and markings as required by Law.

  7.3.5.5           Licensee shall, upon reasonable request by Licensor, submit to Licensor samples of Product packaging and representative samples of all publicly distributed materials bearing the Licensed Trademarks or product packaging which are then currently sold or distributed, or pending sale or distribution by Licensee.

8.          Manufacturing And Supply

8.1           Manufacture. To the extent that Acura has executed any agreements with [*****] with respect to the Product prior to the Effective Date, Acura shall assign such agreements to Egalet within ten (10) days after the Effective Date, and the Parties shall reasonably cooperate, including by executing any assignment documentation, to effect such assignment. Within five (5) days of such assignment, Egalet shall remit to Acura the out-of-pocket costs and expenses incurred by Acura in connection with such agreements as set forth in Exhibit 8.1. During the Term, Egalet shall have the sole obligation and responsibility, and at its sole cost and expense, for all aspects of Manufacturing, including without limitation, testing packaging and labeling the Product, and any costs associated with storage, release and Third Party logistics. Egalet may engage a Contract Manufacturer to Manufacture (including, labeling, packaging and testing) the Product. As part of such responsibilities, Egalet shall have the sole responsibility to coordinate with and provide to its Contract Manufacturer such information and materials as shall be reasonably necessary for such Contract Manufacturer to obtain sufficient Quota for the API from the DEA. Egalet covenants and agrees to use Commercially Reasonable Efforts to obtain the right under any agreement with a Third Party providing for the Manufacture or distribution of the Product (if such agreement does not also provide for the manufacture or distribution of other products of Egalet or its Affiliates) to assign such agreement to Acura upon termination of this Agreement pursuant to Sections 14.2, 14.3, 14.4, 14.5, 14.6 or 15.

8.2           Manufacturing Technology Transfer. Upon Egalet’s request, Acura shall make available to Egalet or its designated Contract Manufacturer(s) all Aversion Technology reasonably necessary to assist with the transfer of the Aversion Technology relating to the manufacture of the Product to Egalet or Egalet’s Contract Manufacturer(s) of the Product, at no charge. All reasonable out-of-pocket expenses incurred by Acura personnel in connection with activities associated with any such technology transfer will be promptly reimbursed by Egalet (other than with respect to a transfer to [*****]), provided that in order to be reimbursed, Acura shall have first obtained Egalet’s prior written approval for (i) any individual expense exceeding [*****] and (ii) any and all expenses when total expenses to be reimbursed under this Section 8.2 exceed [*****]. Acura shall exercise Commercially Reasonable Efforts in connection with the technology transfer contemplated in this Section 8.2.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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8.3           Regulatory Changes. Any costs and expenses associated with regulatory changes requested by a Regulatory Authority relating to the Product, the Product NDA or a foreign equivalent, including the costs of implementing CMC changes or additional testing not included in the Product NDA, will be borne by Egalet.

9.          Non-Competes

9.1           Egalet Restrictive Covenant. During the Term, except as provided in this Agreement, Egalet shall not, and shall cause its Affiliates to not, develop, have developed, commercialize (including market, distribute and sell), have commercialized, manufacture or have manufactured, or collaborate with or license another person or entity to develop, have developed, commercialize, have commercialized, manufacture or have manufactured in the Territory an immediate-release product containing [*****] The restriction in this Section 9.1 shall terminate with respect to a particular country as provided in Article 14.

9.2           Acura Restrictive Covenant. During the Term, except as provided in this Agreement, Acura shall not, and shall cause its Affiliates to not, develop, have developed, commercialize (including market, distribute and sell), have commercialized, Manufacture or have manufactured, or collaborate with or license another Person or entity to develop, have developed, commercialize, have commercialized, manufacture or have manufactured in the Territory an immediate-release product containing [*****]. The restriction in this Section 9.2 shall terminate with respect to a particular country as provided in Article 14.

9.3           Limitx Oxycodone Single Ingredient Product. If Acura determines to license, transfer or convey to a Third Party [*****] it will send Egalet written notice of same, before offering such product to any Third Party. Acura’s notice shall contain such information as Egalet shall reasonably require to evaluate such product (which shall be subject to the protections of Article 12 hereof). Egalet shall send Acura a written notice within thirty (30) days of receipt of Acura’s notice and supporting information indicating whether or not it is elects to pursue licensing discussions with Acura for such product. If Egalet’s written notice indicates that it is not interested in acquiring rights to such product or if Egalet does not respond in writing to Acura within such thirty (30) day period, then Acura and its Affiliates shall be free to negotiate with any Third Party and enter into an agreement relating to such product and Egalet shall have no rights thereto. If Egalet’s written notice indicates it is interested in acquiring rights to such product from Acura, then, from the date of Egalet’s notice and for a period of ninety (90) days thereafter, Acura shall negotiate in good faith with Egalet the terms and provisions of a definitive agreement providing for Acura’s license to Egalet of such product and during such period neither Acura nor its Affiliates shall discuss or negotiate with any Third Party terms relating to development or commercialization of such product, or enter into an agreement with a Third Party providing for the sale, license or other conveyance of such Product. In the absence of the Parties’ execution of a definitive agreement during such ninety (90) day period for development and/or commercialization for such product, Acura and its Affiliates shall be free to negotiate after the end of such ninety (90) day period with any Third Party and enter into an agreement relating to such product and Egalet shall have no rights thereto. For the avoidance of doubt, Acura shall not be required to provide any notice to Egalet under this Section 9.3 in connection with its undergoing or completing a Change of Control transaction, or sale of all or substantially all of its line of business which includes the Limitx Technology. This Section 9.3 shall not survive termination or expiration of this Agreement.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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10.         Intellectual Property Ownership; Patents

10.1        Ownership. Acura shall retain all right, title and interest in and to Aversion Technology, subject to the licenses granted to Egalet pursuant to Section 7.1.

10.2        Inventions. Title to all inventions and discoveries made by Acura’s and its Affiliates’ and their respective employees, consultants and agents resulting from development activities shall reside with Acura. Title to all inventions and discoveries made by Egalet’s and its Affiliates and their respective employees, consultants and agents resulting from development activities shall reside with Egalet and title to all inventions and discoveries made by both Acura and Egalet (or Affiliates thereof) employees, consultants and agents resulting from development activities shall be jointly owned. Inventorship shall be determined in accordance with United States patent law. Notwithstanding the foregoing, if during the Term, Egalet, any employee or agent of Egalet, or any Affiliate of Egalet makes an improvement, invention, refinement, discovery, or development primarily related to the Aversion Technology or the Product as it relates to the Aversion Technology, Egalet shall, assign and cause such improvement, invention, refinement, discovery, or development to Acura and Acura shall be deemed hereby to, without further action required, grant a royalty free, perpetual, irrevocable, non-terminable, worldwide license to Egalet (including the right to sublicense through multiple tiers) to such improvement, invention, refinement, discovery or development for (i) use in developing, Manufacturing, selling, distributing, marketing and commercializing the Product and (ii) use in developing, manufacturing, selling, distributing, marketing and commercializing any other products that do not incorporate the Aversion Composition.

10.3        Patent Prosecution and Maintenance.

10.3.1         Acura shall have full responsibility for, and shall control the preparation and prosecution of, and the maintenance of, and subject to Section 10.3.2 shall maintain during the Term, all Aversion Patent Rights and the inventions relating to the Aversion Technology, other than Product-specific Intellectual Property. The expense of such prosecution and maintenance will be at Acura’s expense with respect to Aversion Patent Rights (i) for the United States and (ii) for Other Countries if such Aversion Patent Rights have been filed as of the Effective Date. The costs and expenses of the prosecution and maintenance of Aversion Patent Rights and inventions relating to the Aversion Technology not included in 10.3.1(i) or 10.3.1(ii) will, if requested by Egalet to be filed, prosecuted and/or maintained, be solely borne by Egalet, and Egalet will remit to Acura Acura’s out-of-product costs for such amounts within thirty (30) days of receipt of Acura’s invoice. Egalet shall have full responsibility for, and shall control the preparation and prosecution of, and the maintenance of all Product-specific Intellectual Property and the inventions relating to the Product-specific Intellectual Property, and subject to Section 10.3.3 shall maintain all Product-specific Intellectual Property during the Term. The expense of such prosecution and maintenance of Product-specific Intellectual Property by Egalet will be at Egalet’s expense. Notwithstanding which Party satisfies the prosecution and maintenance expenses relating to the Aversion Patent Rights, Acura will own all such Patent Rights.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

41

10.3.2         Acura shall have the sole right to determine whether any invention relating to Aversion Technology, other than Product-specific Intellectual Property, is patentable, and if so, shall, in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application covering any such invention. In the event Acura determines not to proceed with the preparation and prosecution of a patent application covering any such invention, or payment of maintenance fees related to a granted patent covering any such invention for which it has the right to do so pursuant to 10.3.1 above, where such invention covers the Product or such pending patent application or granted patent claims the Product, prior to discontinuing such preparation, prosecution and/or payment of maintenance fees (to the extent it is not already required to pay such fees), Acura shall offer Egalet the opportunity to maintain such preparation and prosecution, and to pay such maintenance fees (to the extent it is not already required to pay such fees), at Egalet’s sole cost and expense. Egalet shall have ninety (90) days to decide whether or not to assume these costs, during which time Acura shall make Commercially Reasonable Efforts to prepare, prosecute, and maintain any such Patent Rights. In the event Egalet chooses to maintain such preparation and prosecution or pay such maintenance fees (to the extent it is not already required to pay such fees), Acura agrees to cooperate with Egalet to execute all lawful papers and instruments reasonably necessary to transfer and assign such Patent Rights to Egalet.

10.3.3         Egalet shall have the sole right to determine whether any invention within Product-specific Intellectual Property is patentable, and if so, shall, in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application covering any such invention. In the event Egalet determines not to proceed with the preparation and prosecution of a patent application covering any such invention, or payment of maintenance fees related to a granted patent covering any such invention, for which it has responsibility pursuant to 10.3.1 above, prior to discontinuing such preparation, prosecution and/or payment of maintenance fees, Egalet shall offer Acura the opportunity to maintain such preparation and prosecution, and to pay such maintenance fees (to the extent it is not already required to pay such fees), at Acura’s sole cost and expense. Acura shall have ninety (90) days to decide whether or not to assume these costs, during which time Egalet shall make Commercially Reasonable Efforts to prepare, prosecute, and maintain any such Patent Rights.

10.3.4         Each Party having responsibility for preparation, filing, prosecution and maintenance of Patent Rights pursuant to Sections 10.3.1, 10.3.2 and 10.3.3 shall keep the other Party advised on the status of preparation, filing and prosecution of all patent applications included within such Patent Rights and the maintenance and extension of any issued patents within such Patent Rights, and shall allow the other Party a reasonable opportunity and reasonable time, but not less than 10 working days, to review and comment regarding relevant material communications and drafts of any material responses or proposed filings by the responsible Party before any applicable filings are submitted to any relevant patent office or government authority, and consider in good faith any reasonable comments offered by the other Party for inclusion in any final filings submitted by the responsible Party to any relevant patent office or government authority in the Territory.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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10.3.5       Each Party agrees with the other Party to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such Patent Rights.

10.4        Intellectual Property Enforcement.

10.4.1       If either Party learns of an actual, potential or suspected, unauthorized use, misappropriation or infringement of the Aversion Patent Rights or Aversion Technology by a Third Party, including the receipt of a Paragraph IV Certification with respect to the Product (a “Third Party Infringement”), such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Third Party Infringement. Subject to Section 10.4.5, Section 10.4.2 sets forth the rights of the Parties to commence and prosecute an action relating to such Third Party Infringement (an “Offensive Infringement Action”).

10.4.2       During the Term and thereafter with respect to events arising during the Term,

(i)          Acura shall have the first right, but not the obligation, to undertake control of, and manage and prosecute, including selection of counsel (collectively, “Prosecute”), such Offensive Infringement Action, except as otherwise provided in subsection (ii) below;

(ii)         Egalet shall have the first right, but not the obligation, to Prosecute such Offensive Infringement Action if it is a Product-specific Offensive Infringement Action, or is in response to a Paragraph IV Certification relating to the Product;

(iii)        Acura, shall have the right, but not the obligation, to Prosecute any such Offensive Infringement Action for which Egalet is not undertaking the Prosecution as provided in subsection (ii) above; and

(iv)        Egalet shall have the right, but not the obligation, to Prosecute any Offensive Infringement Action for which Acura is not undertaking the Prosecution as provided in subsection (i) above.

10.4.3           A Party having the first right to prosecute an Offensive Infringement Action shall request a meeting to discuss whether it intends to Prosecute such action within (i) fifteen (15) days in the case of an Offensive Infringement Action relating to a Paragraph IV Certification for the Product, and (ii) within ninety (90) days after receiving such written request for other Offensive Infringement Actions. If the Party having the first right of Prosecution declines to Prosecute the action, the other Party may, by written notice to the declining Party, Prosecute such action.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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10.4.4         The Prosecuting Party shall control and manage such action (including without limitation, control over the settlement of such action, provided the other Party consents to such settlement, such consent not to be unreasonably withheld, delayed or conditioned) and the other Party shall cooperate with the Prosecuting Party and join the action as required by law for subject matter jurisdiction or as reasonably requested. If the other Party joins the action it may do so at its sole cost and expense, and the Prosecuting Party shall not oppose any attempt by the other Party to join, or otherwise intervene in such action. The Parties’ shall share out-of-pocket expenses (including attorneys’ fees) solely with respect to Product-specific Offensive Infringement Actions as follows: [*****]. Any and all amounts recovered with respect to a Product-specific Offensive Infringement Action shall be applied first to reimburse the Parties for their reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses already paid under Section 6.14(a)) in Prosecuting such Product-specific Offensive Infringement Action. If such proceeds are insufficient with respect to Product-specific Offensive Infringement Actions, then the Parties shall share such remaining out-of pocket expenses according to the sharing of such expenses for Product-specific Offensive Infringement Actions as provided above in this Section 10.4.4. Any recovery in excess of the Parties’ out-of-pocket expenses with respect to a Product-specific Offensive Infringement Action will be shared as follows: [*****]. Notwithstanding the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license, covenant not to sue relating to, dedication to the public, admission of non-infringement, invalidity or unenforceability or abandonment of any of Acura’s intellectual property, including, without limitation, the Aversion Technology, and Egalet’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license or covenant not to sue with respect to any Third Party Infringement related to a Paragraph IV Certification with respect to the Product or other Product-specific Offensive Infringement Action, or that would otherwise grant any rights to manufacture, use, sell or otherwise commercialize [*****] or admission of non-infringement, invalidity or unenforceability or abandonment of any Product-specific Intellectual Property.

10.4.5         [*****]

10.5        Infringement Action Brought by Third Parties.

10.5.1         If Acura, Egalet or any of their respective Affiliates is sued or threatened with suit during the Term by a Third Party for infringement of any patent of a Third Party or for misappropriation of any Third Party know-how, proprietary, technical or confidential information in the development, Manufacture and/or commercialization of the Product in the Territory during the Term (other than infringement or misappropriation of any Trademark or trade dress arising out of the marketing and/or sale of the Product in the Territory during the Term), (each, an “Infringement Action”), such Party shall promptly notify the other Party in writing (whether such action was brought against Egalet or Acura). During the Term and thereafter with respect to events arising during the Term,

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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(i)          Acura shall have the first right, but not the obligation, to undertake control of, and manage, and defend, including selection of counsel (collectively, “Defend”), such Infringement Action, except as otherwise provided in subsection (ii) below;

(ii)         Egalet shall have the first right, but not the obligation, to Defend such Infringement Action if it is a Product-specific Infringement Action;

(iii)         Acura, shall have the right, but not the obligation, to Defend any such Infringement Action for which Egalet has the first right but is not undertaking the defense as provided in subsection (ii) above; and

(iv)         Egalet shall have the right, but not the obligation, to Defend any Infringement Action for which Acura has the first right but is not undertaking the defense as provided in subsection (i) above.

10.5.2           A Party having the first right to Defend an action shall notify the other Party in writing whether it intends to defend such action within the earlier of (A) twenty (20) days prior to the date of any required court filing (as the same may have been extended) and (B) forty (40) days after receiving written notice of such action. If the Party with the first right to Defend chooses not to Defend the action then the other Party, may by written notice to the Party with the first right, undertake the defense.

10.5.3           The Defending Party shall have the right to control and manage such action (including without limitation, control over the settlement of such action), provided, however, that any such settlement shall also release the non-Defending Party from the claims relating to the Infringement Action (provided that the non-Defending party executes a mutual release in favor of the party releasing the non-Defending Party), and further provided it obtains the written consent of the non-Defending Party not to be unreasonably withheld, delayed or conditioned. Without limiting the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license, covenant not so sue relating to, dedication to the public, admission of non-infringement, invalidity or unenforceability or abandonment of Acura’s intellectual property, including without limitation, the Aversion Technology, and Egalet’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license or covenant not to sue with respect to any Third Party Infringement related to a Paragraph IV Certification with respect to the Product or that would otherwise grant any rights to manufacture, use, sell or otherwise commercialize an immediate release product containing [*****] or admission of invalidity or unenforceability or abandonment of any Product-specific Intellectual Property. Each Party shall, promptly upon the other Party’s request, provide reasonable assistance in conducting the litigation. The non-Defending Party shall cooperate with the Defending Party and join the action as reasonably requested. If the non-Defending Party so desires, it may join such action, at its sole cost and expense, and the Defending Party shall not oppose any attempt by the other Party to join, or otherwise intervene, in such action.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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10.5.4           In any Infringement Action, each Party shall bear its own internal costs. Out-of-pocket costs (including attorneys’ fees and costs), and any damages and settlement payments in any Infringement Action [*****].

10.5.5           If there is any recovery or award to a Party in any Infringement Action that is a Product-specific Infringement Action, the Parties shall share any in the recovery or award (after payment of, and/or reimbursements for previously paid, out-of-pocket-expenses) according to the Expense Split Percentage, and if there is any recovery or award to a Party in any Infringement Action that is not a Product-specific Infringement Action, the Defending Party shall retain any recovery or award (after payment of, and/or reimbursements for previously paid, out-of-pocket-expenses).

10.5.6           Each Party’s obligations under this Section 10.5 shall be limited solely to Infringement Actions in the Territory relating to actions taken during the Term.

10.5.7           During the pendency of any action (including appeals) under this Section 10.5, and thereafter, Egalet shall continue to make all payments due to Acura under this Agreement.

10.5.8           [*****]

10.6        Cooperation. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the Party with the right to bring such actions, as set forth in this Article 10, to institute and Prosecute Offensive Infringement Actions, [*****], and Defend Infringement Actions and [*****] and shall otherwise cooperate with respect to such actions, including (a) by joining as a party to any Offensive Infringement Action, [*****], Infringement Action or [*****] if requested by the Prosecuting Party or Defending Party, as applicable, at the Prosecuting Party’s or Defending Party’s expense, and (b) making its and its Affiliates and licensees and sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action. If a Prosecuting Party or Defending Party desires to withdraw from or cease pursuing an Offensive Infringement Action, [*****], Infringement Action or [*****], as applicable, it will promptly notify the other Party (in good time to enable the other Party to meet any deadlines by which any action must be taken to preserve any rights in such action) and such other Party may continue or may substitute itself for the withdrawing Party and proceed under the terms and conditions of this Article 10. If only one Party is controlling any Offensive Infringement Action, [*****], Infringement Action or [*****], the Party controlling any such action will, to the extent not prohibited by court order or applicable law, keep the non-controlling Party updated with respect to any such action, including providing copies of all material documents received or filed in connection with any such action.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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10.7        License Fees to Third Parties. In the event either Acura or Egalet learns of any Third Party Patent Rights which may cover the abuse deterrent features of the Product in the Territory, such Party will promptly notify the other Party. The Parties agree to confer in good faith regarding such potential infringement risk and to explore reasonable alternatives for avoiding such risk and to provide such information to each other as either Party may reasonably request. If Egalet or any of its Affiliates or sublicensees enters into an agreement with a Third Party to obtain a license under a Patent Right or other right that is determined by its patent counsel to be reasonably required to avoid the infringement of such Third Party Patent Rights in order to manufacture, use or sell the Product in the Territory or to practice the rights under the Aversion Patent Rights or Aversion Technology granted to Egalet hereunder (including in connection with the settlement of an Infringement Action), or shall be subject to a final court or other binding order or ruling or settlement agreement requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of manufacture, use or sales of the Product or to practice of the Aversion Patent Rights or Aversion Technology granted to Egalet hereunder, then Egalet may deduct from the royalties due to Acura pursuant to Section 6.7, and Co-Promotion Payments due to Acura pursuant to Section 5.3.5 (without duplication), [*****] for any such license to such Patent Right or other right or payment made pursuant to such agreement or such final court or other binding order or ruling or settlement agreement, provided that in no event shall the royalties or the Co-Promote Payments due to Acura be reduced by more than [*****]. [*****].

10.8        [*****]

10.9        Exclusivity of Sections 10.4, 10.5, 10.7 and 10.8. [*****]

11.          Regulatory Matters.

11.1        Ownership and Maintenance of Regulatory Approvals.

11.1.1           Promptly upon receipt from Egalet of the Upfront Payment, Acura will send the FDA any required properly executed forms (i.e., FDA Forms 356h and 1571, if applicable) and a letter transferring the Product NDA and associated IND to Egalet, and take any other actions reasonably necessary to provide for and effect the transfer of the Product NDA and IND to Egalet. Following such transfer of ownership of the Product NDA and IND, and for foreign equivalents of the NDAs for the Product in all Other Countries, Egalet shall during the Term, at its sole expense (subject to Section 11.1.2), maintain and continue in force and effect the Product NDA and IND, including the filing of all annual and other reports or filings required by the FDA or any other Regulatory Authority, the performance and completion of the Required Post-Marketing Study, the preparation and submission of stability studies on batches of the Product as may be required under Applicable Law, and the preparation and filing of any notices, amendments or supplements as may be required to change or add another source of supply of the API for such Product, if Egalet elects to change or add such other source of supply. Egalet shall not be deemed to have breached its obligations under this Section 11.1.1 if the maintenance and continuance in full force and effect of the Product NDA and IND is precluded or materially impaired by any requirement of the FDA or other Regulatory Authority or any Applicable Law.

11.1.2           During the Term, [*****].

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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11.1.3           In connection with the transfer of the Product NDA to Egalet, Acura shall provide or make available to Egalet a copy of the Product NDA, and other information and documents required to be transferred by Applicable Law in connection with the transfer of the Product NDA and the responsibilities associated with the ownership thereof. Notwithstanding the transfer of the Product NDA to Egalet, Egalet acknowledges that Acura is retaining copies of the Product NDA and all documents relating thereto for its use as provided in Section 11.2.1.

11.2         Acura’s Right of Reference.

11.2.1           Egalet shall permit Acura access to, and hereby grants Acura, at no cost or fee, the perpetual right to reference and use, all development and regulatory data and reports associated with the Product (including Product Line Extensions) for Acura’s, its Affiliates’ and its licensee’s use in the development and/or Regulatory Approval of any product of Acura or its Affiliates inside and outside the Territory (other than a product that would violate the provisions of Section 9.2). Such development and regulatory data and reports shall include, without limitation, preclinical and clinical data and reports, regulatory submissions and filings, Regulatory Approvals and any adverse event reports. In furtherance of the foregoing, Egalet shall, promptly upon the request of Acura, deliver a letter to the FDA (or the relevant Regulatory Authority) authorizing Acura, its Affiliates or sublicensees to reference and use the applicable regulatory submissions and filings related to the Product (including, without limitation, the Product NDA) in the Territory, at no cost or fee, for Acura’s, its Affiliates’ and its licensee’s use in the development and/or regulatory approval of any product of Acura or its Affiliates inside or outside the Territory (other than a product that would violate the provisions of Section 9.2). Such right of reference attaches to the rights to the Product, and Egalet shall ensure that any transferee or assignee of rights in the Product shall also grant such rights of reference to Acura and its Affiliates and sublicensees.

11.2.2           All Regulatory Approval Applications and Regulatory Approvals for the Product for the United States and in other Countries shall be owned by Egalet, subject to transfer to Acura pursuant to Article 14.

11.3          Adverse Reaction Reporting.

11.3.1           Acura and Egalet shall report to the other any information of which they have knowledge concerning any Product complaints or adverse drug experience in connection with the use of the Product. Upon receipt of any such information concerning any adverse drug experience or unexpected adverse drug experience by either Acura or Egalet, the Parties shall promptly consult each other and use Commercially Reasonable Efforts to arrive at a mutually acceptable procedure for taking such possible actions as appropriate or required under the circumstances (with Egalet having primary responsibility for the taking of such action if specific to the Product, at its expense, and Acura having primary responsibility for the taking of such action if not specific to the Product, at its expense, including, without limitation, in each case with respect to the Party having primary responsibility providing information gathering and related services with respect to any such event); provided, however, that nothing contained herein shall be construed as restricting the right or duty of either Party to make a required report or submission to the FDA or take any other action that it deems to be required by Applicable Law.

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11.3.2           Egalet shall be responsible for investigating any Product complaints and adverse drug experiences, and for preparing reports to the FDA and foreign equivalents to be filed by Egalet for the reporting of any adverse drug experiences. Acura shall cooperate with any investigations made by Egalet relating to Product complaints or adverse drug experiences, and shall provide such information reasonably requested by Egalet to assist in Egalet’s investigation of and preparation of reports relating to, such Product complaint or adverse drug experiences. Egalet shall prepare all adverse drug experience reports to be filed with the FDA pursuant to 21 C.F.R. §§ 314.80(b) and (c) and equivalent foreign reports with respect to the Product and provide copies to Acura for review prior to filing, provided that Acura shall prepare such reports for Egalet (to be included in Egalet’s reports) for adverse events relating to Product distributed in the pre-Effective Date period until Egalet takes over such responsibility as provided in this Agreement. Egalet shall file such reports with the FDA or other applicable Regulatory Authority.

11.3.3           Acura shall keep the Joint Steering Committee reasonably advised of any serious safety issues or serious adverse events relating to its other products using Aversion Technology. At Egalet’s request, Acura shall provide Egalet a copy of adverse drug experience reports filed with the FDA pursuant to 21 C.F.R. §314.80(b) and (c) and equivalent foreign reports relating to serious safety issues with respect to products using the Aversion Technology. [*****].

11.4         Recall; Withdrawal.

Without limiting Section 13.1, Egalet shall be fully responsible and pay for any recalls or Product withdrawals. If Egalet, in its discretion, recalls, detains or retains the Products (voluntarily or by order of a Regulatory Authority), Acura agrees to reasonably cooperate in such actions, at Egalet’s sole expense.

11.5         Medical Affairs.

Acura will be responsible for Medical Affairs for no more than three months after the Effective Date, according to a timeline established by the JSC. Thereafter, such responsibility will be assumed by Egalet.

12.          Confidential Information

12.1         Confidentiality. A receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received, accessed or developed by a Receiving Party in connection with the execution, delivery and performance of this Agreement. Each Party agrees that all such Confidential Information: (i) shall not be used by the Receiving Party except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement; (ii) shall be maintained in confidence by the Receiving Party; and (iii) shall not be disclosed by the Receiving Party to any Third Party who is not a consultant of, or an advisor to, the Receiving Party or an Affiliate or sublicensee of the Receiving Party, and who in each case has signed a confidentiality agreement containing provisions substantially comparable to those set forth in this Agreement, without the prior written consent of the Disclosing Party.

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12.2         Exceptions to Obligation. The obligations of confidentiality and non-use set forth in Section 12.1 shall not apply to any such Confidential Information which:

12.2.1           either before or after the date of the disclosure to the Receiving Party becomes published or otherwise part of the public domain through no fault or omission on the part of the Receiving Party or its Affiliates;

12.2.2           either before or after the date of the disclosure to the Receiving Party is lawfully disclosed to the Receiving Party or its Affiliates by sources other than the Disclosing Party rightfully in possession of the Confidential Information and without restriction as to confidentiality or use;

12.2.3           is independently developed by or for the Receiving Party or its Affiliates without reference to or in reliance upon the Disclosing Party’s Confidential Information as demonstrated by competent written records; or

12.2.4           is required to be disclosed under Applicable Laws or regulations or an order by a court or other regulatory body having competent jurisdiction; provided, however, that except where impracticable, the Receiving Party shall give the Disclosing Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall cooperate with the Disclosing Party to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, the Receiving Party shall disclose only that portion of the Confidential Information of the Disclosing Party that the Receiving Party is legally required to disclose.

12.3         Exclusions. The restrictions set forth in this Article 12 shall not prevent either Party from (i) disclosing Confidential Information in connection with preparing, filing, prosecuting or maintaining the Aversion Patent Rights or Product-specific Aversion Intellectual Property covering the Product in accordance with Article 10, (ii) disclosing Confidential Information to governmental agencies to the extent required or desirable to obtain and maintain a Regulatory Approval, (iii) disclosing Confidential Information to potential private investors (under a confidentiality agreement at least as restrictive as the provisions of this Article 12) in connection with fundraising activities, (iv) disclosing Confidential Information to underwriters and financial advisors (under an obligation of confidentiality) in connection with the public offering of securities, or (v) disclosing Confidential Information that is reasonably determined is required to be disclosed by the Receiving Party (to comply with applicable securities or other laws) to public investors or governmental agencies in connection with the public offering of securities, provided that in all of the above cases, the Party disclosing Confidential Information of the Disclosing Party shall use all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party and to take reasonable and lawful actions to avoid or limit such disclosure or to assist the Disclosing Party in avoiding or limiting such disclosure. Further, either Party may also disclose the existence and terms of this Agreement to its attorneys and advisors, to potential acquirors in connection with a potential change of control or sale of assets and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to potential permitted assignees or sublicensees, in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement. Acura recognizes that by reason of Egalet’s exclusive rights under this Agreement, Egalet has an interest in Acura’s retention in confidence of certain information of Acura. Accordingly, until the end of the Term, and for a period of [*****] thereafter, Acura shall keep confidential, and not publish or otherwise disclose, and not use for any purpose other than to fulfill Acura’s obligations, Aversion Technology, to the extent that the information pertains specifically to the Product, except to the extent: (a) the Product Information is in the public domain or generally available through no fault of Acura, or (b) such disclosure or use is expressly permitted by the terms and conditions of this Agreement. In addition, the restrictions contained in Section 12.1 shall not apply to Acura to the extent the Confidential Information of Acura relates to any application of Acura’s intellectual property or the Aversion Technology or inventions owned by Acura to any compounds or products, other than the Product or as such Acura intellectual property, Aversion Technology or inventions relate to the Product.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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12.4         Limitations on Use. Each Party shall limit the use, and cause each of its Affiliates and its sublicensees to limit the use, of any Confidential Information obtained by such Party from the other Party, its Affiliates or its sublicensees, pursuant to this Agreement or otherwise, so that such use is solely in connection with the activities or transactions contemplated hereby.

12.5         Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 12.

12.6         Previous Confidentiality Agreement. Nothing herein shall relieve any party of any breach of that certain Confidentiality Agreement, dated as of August 28, 2014, by and between the Parties with respect to the information disclosed between the Parties prior to the date hereof, provided any information disclosed under such agreement shall also be deemed disclosed under this Agreement and such agreement shall not apply to any information disclosed after the date hereof, which disclosure shall be governed by this Agreement.

12.7         Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit 12.7-1 with respect to Acura, and in the form of the press release attached as Exhibit 12.7-2 with respect to Egalet (the “Press Releases”). Neither Party may issue any other news release or make any other public announcement, written or oral, relating to the terms of this Agreement, without the prior approval of the other Party, and Acura may not issue any news release or make any public announcement, written or oral, relating to the Product (including Egalet’s development, manufacturing or commercialization of the Product) without the prior approval of Egalet, except solely to the extent a Party is advised by its legal counsel that the same is required by law or as otherwise permitted pursuant to Section 12.3; provided, however, the consent of a Party shall not be unreasonably withheld, delayed or conditioned. The contents of any announcement or similar publicity relating to this Agreement or the Product shall be provided by the Party issuing such announcement or publicity to the other Party reasonably in advance thereof, and if previously reviewed and approved by the reviewing Party, can be re-released by either Party without a requirement for re-approval. Each Party shall limit public disclosure of the terms set forth in this Agreement to the minimum extent required by law (by, for example, requesting confidential treatment of such terms in documents required to be filed with the U.S. Securities and Exchange Commission); provided, however, the Parties may, after any required public disclosure for compliance with any Applicable Law, including securities laws, reference such terms in news releases or oral statements without seeking approval from the other Party.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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12.8         Survival. The Confidentiality provisions of this Agreement shall survive termination or expiration of this Agreement for [*****], except that with respect to trade secrets they shall survive indefinitely.

13.         Indemnification; Insurance; Liability

13.1         By Acura. Acura shall indemnify, defend and hold harmless Egalet and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all Losses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party to the extent arising out of or resulting from:

13.1.1           negligence or wrongful intentional acts or omissions of Acura or its Affiliates, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement;

13.1.2           any breach of any representation, warranty or covenant made by Acura pursuant to this Agreement; or

13.1.3           any claims arising out of the manufacturing and/or commercialization of the Product or Aversion Technology by or on behalf of Acura or its Affiliates prior to the date of this Agreement;

13.1.4           any claims of personal injury (including death) or property damage relating to or arising out of the use of the Product prior to the date of this Agreement;

13.1.5           any claims arising out of or relating to the Pfizer Termination Agreement;

13.1.6           any claims arising out of Egalet’s or its Contract Manufacturer’s use of the API purchased by Egalet from Acura pursuant to Section 6.9 due to the failure of such API to meet the specifications for the Product (set forth in the Product NDA) in connection with the manufacture of such API, provided that Egalet shall have satisfied the requirement to test such API as provided in Section 6.9 prior to use in the Manufacture of the Product;

13.1.7           any claims for infringement relating to the Acura Trademarks; or

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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13.1.8           any claims relating to the marketing of Product by Acura pursuant to its Co-Promotion Right, except as the same relates to sales and marketing materials provided by Egalet or actions directed by Egalet related to such marketing;

except in each case to the extent of Losses attributable to: (i) Egalet’s or its Affiliates breach of this Agreement or negligence or wrongful intentional acts or omissions, or (ii) matters that are subject to Section 13.2.

13.2         By Egalet. Egalet shall indemnify, defend and hold harmless Acura, and its Affiliates, and their respective directors, officers, employees and agents, from and against any and Losses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party to the extent arising out of or resulting from:

13.2.1           negligence or wrongful intentional acts or omissions of Egalet or its Affiliates or sublicensees, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement;

13.2.2           any warranty claims, Product recalls or any claims of personal injury (including death) or property damage relating to or arising out of the use of the Product, or any sale or offer for sale of the Product by Egalet, its Affiliates or permitted sublicensees;

13.2.3           any claims arising out of the development, Manufacturing and/or commercialization of the Product by Egalet, its Affiliates, its sublicensees or its Contract Manufacturer;

13.2.4           any claims for infringement relating to the Trademarks or the Product Mark; or

13.2.5           any breach of any representation, warranty or covenant made by Egalet pursuant to this Agreement;

except in each case to the extent of Losses attributable to: (i) Acura’s or its Affiliates breach of this Agreement or negligence or wrongful intentional acts or omissions, or (ii) matters that are subject to Section 13.1.

13.3         Complete Indemnification. Indemnification hereunder shall include the reasonable costs and expenses of the Parties, relating to legal fees and expenses, actually incurred by an Indemnitee in connection with enforcement of Sections 13.1 and 13.2.

13.4         Notice. Each Party will notify promptly the other if it becomes aware of a claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section 13.1 or Section 13.2 (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other Party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of the claim materially prejudices the defense of such claim.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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13.5         Defense of Claim. The following provisions shall apply to any claim to which a Party is entitled to indemnification from the other Party under this Article 13. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”). Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by the Indemnifying Party, at the Indemnifying Party’s cost and expense. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding and will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner. Notwithstanding the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license, covenant not to sue relating to, admission of invalidity or unenforceability or abandonment of any of Acura’s intellectual property, including the Aversion Technology, and Egalet’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license or covenant not to sue with respect to any Third Party Infringement related to a Paragraph IV Certification with respect to the Product or that would otherwise grant any rights to manufacture, use, sell or otherwise commercialize [*****] or admission of invalidity or unenforceability or abandonment of any Product-specific Intellectual Property. If the Litigation Condition is not met, then the Indemnified Party shall have the right to control the defense of such Third Party Claim, for which the Indemnifying Party shall pay the reasonable fees and costs incurred by the Indemnified Party, and the Parties shall cooperate in and be consulted on the material aspects of such defense at the Indemnifying Party’s expense; provided that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim at its sole cost and expense and so long as the Indemnifying Party also agrees to pay the reasonable fees and costs incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

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13.6         Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 13.7, in which case the Indemnifying Party shall be relieved of liability under Section 13.1 or Section 13.2, as applicable, solely for such Third Party Claim and related Losses.

13.7         Insurance. During the Term and for [*****] thereafter, each Party shall maintain insurance with reputable and credit worthy insurance companies, in such amounts and against such risks as are usually maintained by comparable U.S. publicly registered companies engaged in the pharmaceutical business. Each Party shall, at the request of the other Party, provide the other Party with a certificate of insurance evidencing its insurance coverage. In the event a Party desire to self insure, in whole or in part, it shall obtain the prior written consent of the other Party, not unreasonably withheld or delayed.

13.8         No Set-off. Except as expressly set forth in this Agreement, neither Party may set-off or recoup against a payment owed to the other Party, without the consent of the other Party, other than any amounts payable to the first Party by such other Party as determined in a final judgment.

14.         Term; Termination

14.1         Term. This Agreement is made as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 14, shall expire:

14.1.1           As to each country in the Territory upon [*****] (the “Royalty Term”); and

14.1.2           in its entirety, upon the expiration of this Agreement with respect the last Product in all countries in the Territory (the “Term”).

14.2         Termination for Cause.

14.2.1           Either Party may terminate this Agreement in its entirety, in the event the other Party shall have breached or defaulted in its payment obligation hereunder (“Payment Default”) and such breach or default shall have continued for thirty (30) days after written notice thereof was provided to the breaching Party by the other Party. Any such termination under this Section 14.2.1 shall become effective at the end of such thirty (30) day period unless the breaching Party has cured any such noticed breach(es) or default(s) prior to the expiration of such thirty (30) day period.

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14.2.2           Acura may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity with respect to any particular country, and in its entirety if such particular country is the United States, if Egalet has materially breached its obligations to use Commercially Reasonable Efforts to commercialize the Product in such country as required by Section 5.1, 5.2 and 5.4 (“Commercialization Default”), and such material breach shall have continued for sixty (60) days after written notice thereof was provided to Egalet by Acura. Any such termination under this Section 14.2.2 shall become effective at the end of such sixty (60) day period unless Egalet has cured any such noticed breach(es) prior to the expiration of such sixty (60) day period.

14.2.3           Either Party may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity with respect to any particular country, and in its entirety if such particular country is the United States, in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder (other than Payment Defaults and Commercialization Defaults which are governed by Sections 14.2.1 and 14.2.2 above) with respect to such country and, such breach or default shall have continued for sixty (60) days after written notice thereof was provided to the breaching Party by the other Party. Any such termination under this Section 14.2.3 shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such noticed breach(es) or default(s) prior to the expiration of such sixty (60) day period.

14.2.4           Acura may terminate this Agreement in its entirety by written notice to Egalet, effective upon receipt, without prejudice to any other remedies available to it at law or in equity, if Egalet fails to Launch the Product in the United States by the Required Launch Date.

14.2.5           Acura may terminate this Agreement in its entirety by written notice to Egalet, effective upon receipt, without prejudice to any other remedies available to it at law or in equity if Egalet fails to achieve the required number of sales representatives as provided in Section 5.2.1 at the time specified in such Section.

14.2.6           Acura may terminate this Agreement in an Other County as provided in Section 4.3.

14.2.7           The right of either Party to terminate this Agreement as provided in this Section 14.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous breach or default.

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14.3         Termination for Insolvency. Subject to Applicable Law, either Party (i.e., the non-insolvent Party) may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors. All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to all documents embodying, any such intellectual property or relating to obtaining protection of or maintaining same, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

14.4         Termination for Patent Challenge. Acura will be permitted to terminate this Agreement by written notice effective upon receipt if Egalet or its Affiliates, directly or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge in a legal or administrative proceeding the validity or enforceability of, or oppose in a legal or administrative proceeding any extension of or the grant of a supplementary protection certificate with respect to, any Aversion Patent Rights (except as a defense against a patent infringement action initiated by Acura or its Affiliates or licensees against Egalet or its Affiliates) (each such action, a “Patent Challenge”). Egalet will include provisions in all agreements granting sublicenses of Egalet’s rights hereunder (other than agreements with manufacturers, services providers, distributors and other agents) providing that if the sublicensee or its Affiliates undertake a Patent Challenge with respect to any Aversion Patent Rights under which the sublicensee is sublicensed, Egalet will be permitted to terminate such sublicense agreement. If a sublicensee of Egalet (or an Affiliate of such sublicensee) undertakes a Patent Challenge of any such Aversion Patent Right under which such sublicensee is sublicensed (other than sublicensees that are manufacturers, services providers, distributors and other agents), then Egalet upon receipt of notice from Acura of such Patent Challenge will terminate the applicable sublicense agreement. If Egalet fails to so terminate such sublicense agreement, Acura may terminate Egalet’s right to sublicense in the country(ies) covered by such sublicense agreement and any sublicenses previously granted in such country(ies) shall automatically terminate. In connection with such sublicense termination, Egalet shall cooperate with Acura’s reasonable requests to cause such a terminated sublicensee to discontinue activities with respect to the Product in such country(ies).

14.5         Termination by Egalet for Convenience. Egalet may terminate this Agreement in its entirety upon 120 days prior written notice, provided that [*****].

14.6         Termination by Egalet for Commercialization Conditions. If a Commercialization Condition specified in subsections (i), (ii) or (v) of Section 5.2.2 has occurred prior to the Launch of the Product and continues for at least ninety (90) days and Egalet determines in good faith that further development, manufacturing or commercialization of the Product is not Commercially Reasonable, then Egalet may terminate this Agreement upon thirty (30) days written notice to Acura.

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14.7         Effect of Expiration or Termination.

14.7.1           Following the expiration of the Term with respect to a country in the Territory pursuant to Section 14.1.1, Egalet’s license to Manufacture, market, sell, have sold, distribute and otherwise exploit the Product in such country in the Territory shall become royalty-free, perpetual, irrevocable, non-exclusive and non-terminable.

14.7.2           If this Agreement is terminated by a Party pursuant to Section 14.2 in all or any countries of the Territory (the “Terminated Country(ies)”), or in its entirety pursuant to Section 14.3, 14.4, 14.5, 14.6 or 15, in addition to any other remedies available to a Party at law or in equity:

(a)          Any and all licenses granted by Acura to Egalet under this Agreement (other than the license granted under Section 10.2(ii)), shall terminate in their entirety or with respect to the Terminated Country(ies), as the case may be, on the effective date of such termination, and the licenses granted by Egalet to Acura under this Agreement shall continue;

(b)          Egalet shall promptly transfer to Acura, at Egalet’s expense, copies of all data, reports, records and documentation that relate to Product in such Terminated Country(ies);

(c)          Egalet shall assign and transfer to Acura all of its and its Affiliates’ right, title and interest in and to all Regulatory Approvals and Regulatory Approval Applications prepared (whether completed or partially completed), filed and/or granted for the Product (including any Product Line Extensions) in such Terminated Country(ies), and Egalet shall promptly file with any applicable Regulatory Authority notice of such transfer and assignment;

(d)          Egalet shall return to Acura all relevant records and materials in Egalet’s possession or control containing Confidential Information relating to Product in such Terminated Country(ies), provided, however, that Egalet may keep one copy of such Confidential Information for archival purposes only;

(e)          to the extent Egalet owns or holds any right, title and interest in any Trademarks, trade names, and/or logos under which only the Product has been or is being marketed or sold in the Terminated Country(ies) (excluding for avoidance of doubt the Corporate Trademarks), or internet domain registrations for any such Trademarks or tradenames (excluding for avoidance of doubt domain name registrations incorporating the Corporate Trademarks (in whole or in part)), Egalet shall assign the same to Acura;

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(f)          Egalet shall assign to Acura any clinical trial agreements (to the extent assignable and not cancelled and requested by Acura) in such Terminated Country(ies), and all data, including clinical data, materials and information of any kind or nature whatsoever, in Egalet’s possession or in the possession of its Affiliates or its or their respective agents, that are solely related to the Product in such Terminated Country(ies) developed or being developed under this Agreement (including any Product Line Extensions). All such filings, approvals and data transferred to Acura pursuant to this Section 14.7 shall be deemed to be Acura Confidential Information;

(g)          Egalet shall assign to Acura, at Acura’s request, to the extent assignable and not cancelled) all sublicense agreements granted by Egalet under this Agreement with respect to such Product in the Terminated Country(ies);

(h)          Each Party’s restrictive covenant in Section 9.2 shall terminate with respect to the Terminated Countries;

(i)          if the Agreement is not terminated in its entirety, Egalet shall supply, or cause to be supplied, to Acura, upon Acura’s written request, Acura’s or its licensee’s commercial requirements of Product, pursuant to a supply agreement to be negotiated in good faith by the Parties on commercially reasonable terms, provided that (i) any Product shall be supplied at [*****]; (ii) Egalet’s supply obligation shall continue after termination of the Agreement, as provided in clause (j), (iii) Egalet shall maintain the same quality and specifications for Manufacturing the Product as immediately prior to notice of termination; and (iv) Egalet shall not be liable for any acts or omissions of any such Contract Manufacturer (including with respect to the Manufacture of the Product);

(j)          if the Agreement is terminated in its entirety, (i) if Egalet is having the Product Manufactured by a Contract Manufacturer, then at Acura’s request the applicable Manufacture and Supply Agreement shall be assigned to Acura to the extent assignable and provided that no other products of Egalet are being manufactured by such Contract Manufacturer; and (ii) if Egalet or its Affiliates is Manufacturing the Product, or if a Contract Manufacturer is Manufacturing the Product but the applicable Manufacture and Supply Agreement is not assigned to Acura, then Egalet shall supply, or cause to be supplied, to Acura, upon Acura’s written request, Acura’s or its licensee’s commercial requirements of Product, (A) pursuant to a supply agreement to be negotiated in good faith by the Parties on commercially reasonable terms, if Egalet or its Affiliates is Manufacturing the Product, or (B) [*****]; (2) Egalet’s supply obligation (including through a Contract Manufacturer) shall not continue for more than [*****] after the termination of this Agreement, (3) Egalet shall maintain the same quality and specifications for Manufacturing the Product as immediately prior to notice of termination; (4) Egalet shall not be liable for any acts or omissions of any such Contract Manufacturer (including with respect to the Manufacture of the Product); (5) Acura shall effect a transfer as soon as commercially practicable of the Product Manufacturing activities from Egalet to another supplier; and (6) Egalet shall also provide Acura or its designated supplier, at Acura’s cost, reasonable assistance and cooperation in providing a Manufacturing transfer package with the goal of enabling Acura or such designated supplier to Manufacture the Product as soon as commercially practical; and

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(k)          Any transfers under this Section 14.7.2 shall be free of any Liens and all documents and information transferred to Acura, to the extent solely related to the Product, shall be Acura’s Confidential Information and not Egalet’s Confidential Information.

14.7.3           If this Agreement is terminated by Egalet, either in its entirety or with respect to a particular country in the Territory, pursuant to Sections 14.2, 14.3 or 14.6, Acura shall reimburse Egalet for its reasonable costs and expenses incurred in connection with its obligations under Section 14.7.2.

14.8         Accrued Rights; Surviving Obligations.

14.8.1           Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

14.8.2           All of the Parties’ rights and obligations under Sections 4.1.3, 5.6, 6.10, 6.11, for the post-termination/expiration licenses – 7.3.1 and 7.3.2, 7.3.3, 7.3.5, 10.1, 10.2, 10.3.5, 11.2.1, 11.3 (to the extent needed to accomplish post-termination/expiration reporting solely with respect to commercialization of the Product prior to termination/expiration) 12, 13, 14.7, 14.8, 14.9, 16 and 17 and, with respect to payments, Net Sales, Co-Promotion Payments and milestones accrued or achieved prior to termination (or pursuant to Product inventory sell off), Sections 5.3.5, 5.3.13.3, 6.3, 6.4, 6.5, 6.7, 6.8 and 6.12, shall survive termination, relinquishment or expiration of this Agreement, and all other provisions reasonable construed to survive shall also survive termination or expiration. Where a provision specifies a survival period, such provision shall survive only during such survival period.

14.9         Acura’s Repurchase Right and Inventory Sell-Off Right. Upon the termination of this Agreement in its entirety pursuant to Sections 14.2, 14.3, 14.4, 14.5, 14.6 or 15, Acura may, but shall not be required to, purchase all of the Product in Egalet’s possession or control. Pending Acura’s exercise or waiver of its right to purchase Egalet’s Product inventory, or in the event Acura waives or does not exercise such right, Egalet shall continue to exercise Commercially Reasonable Efforts to commercialize the Product (except in the case of termination pursuant to Section 14.6). If Acura does not exercise such right within sixty (60) days of termination then notwithstanding termination of Egalet’s licenses and other rights under this Agreement, Egalet, its sub-licensees under this Agreement and their respective Affiliates shall exercise Commercially Reasonable Efforts to sell all Product inventory then in its possession or control (or such additional quantities as Acura may approve in writing) (except in the case of termination pursuant to Section 14.6), as though this Agreement had not terminated, including, without limitation, paying the royalty payments, pursuant to Section 6.4, to Acura on such Net Sales.

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15.         Force Majeure.

15.1         Force Majeure. Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money due hereunder) shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; terrorism, riots; injunctions; embargoes; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected (“Force Majeure”). The Party so affected shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall be excused from the performance, or the punctual performance, of such obligations, as the case may be, from the date of such notice, up to a maximum of one hundred eighty (180) days, after which time the Party not affected, may terminate this Agreement upon written notice to the affected Party if the failure in performance constitutes a material breach of this Agreement. To the extent possible, each Party shall use reasonable diligent efforts to avoid or minimize the duration of any Force Majeure.

16.         Dispute Resolution

16.1         Referral to Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to a Party’s rights and/or obligations hereunder. If the Parties cannot resolve any such dispute within fifteen (15) calendar days after notice of a dispute from one Party to another, any Party may, by notice to the other Party, have such dispute referred to the Executive Officers. The Executive Officers shall meet promptly to negotiate in good faith the matter referred and to determine a resolution. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than thirty (30) days after the matter was referred to them (or ten (10) days after referral if regarding a dispute arising out of or relating to Sections 3.2.6, 3.2.11, 5.2.4 or 5.3.13), the matter may be resolved through arbitration in accordance with the arbitration provisions set forth in Section 16.2 or Section 16.3, as applicable, upon notice by a Party on the other Party specifically requesting such arbitration.

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16.2         Arbitration. Where a Party has served a written notice upon another requesting arbitration of a dispute pursuant to this Section 16.2, any such arbitration shall be submitted to final and binding arbitration under the then current commercial arbitration rules of the American Arbitration Association (the “AAA”) in accordance with this Section 16.2. The place of arbitration of any dispute shall be New York, New York. Such arbitration shall be conducted by one (1) arbitrator mutually agreed by the Parties but if such agreement cannot be reached within ten (10) days of the commencement of the arbitration, then an arbitrator appointed by the AAA. The arbitrator shall be a person with relevant experience in the pharmaceutical industry. The arbitration proceeding shall be held as soon as practicable but in any event within ninety (90) days of appointment of the arbitrator. Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall render a formal, binding, non-appealable resolution and award as expeditiously as possible, but not more than thirty (30) days after the hearing. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys’ fees) against the other Party. A Party may make application to the Arbitrator for the award and recovery of its fees and expenses (including reasonable attorneys’ fees). This Section 16.2, shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

16.3         Special Arbitration Provisions. In the event of a dispute arising out of or relating to Sections 3.2.6, 3.2.11, 5.2.4, or 5.3.13, which dispute remains unresolved after referral to the Executive Officers, then such dispute shall be finally settled by arbitration under the then current expedited procedures applicable to the then current commercial arbitration rules of the AAA in accordance with the following terms:

16.3.1           Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint a mutually acceptable independent person, with scientific, technical and regulatory experience with respect to the development or commercialization of the Product necessary to resolve such dispute (an “Expert”). If the Parties are not able to agree within five (5) business days after the receipt by a Party of the written request in the immediately preceding sentence, the AAA shall be responsible for selecting an Expert within ten (10) business days of being approached by a Party. The fees and costs of the Expert and the American Arbitration Association, if applicable, shall be shared equally by the Parties. The place of arbitration of any dispute shall be New York, New York, unless the Parties agree otherwise or the selection of the Expert requires otherwise.

16.3.2           Within five (5) business days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and the other Party a written statement of their respective positions on such disagreement. Each Party shall have fifteen (15) business days from receipt of the other Party’s submission to submit to the Expert and the other Party a written response thereto, which shall include any scientific, technical or commercialization information in support thereof (the “Second Submission Date”). The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

16.3.3           No later than ten (10) business days after the Second Submission Date, the Expert shall make a determination by selecting the resolution proposed by one (1) of the Parties that the Expert deems as a whole to be the most fair and reasonable to the Parties in light of the totality of the circumstances. The Expert shall provide the Parties with a written statement setting forth the basis of his/her determination in connection therewith. The decision of the Expert shall be final and conclusive.

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16.3.4           This Section 16.3 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

17.         Miscellaneous

17.1         Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

17.2         Assignment . Except pursuant to a sublicense permitted under this Agreement, neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that either Party may assign its rights and transfer its duties hereunder to an Affiliate or in connection with the merger of the Party into a Third Party or in connection with the sale of all or substantially all of the Party’s assets or stock, provided that in the case of any assignment by Acura, all Aversion Patent Rights and Aversion Technology licensed to Egalet under this Agreement shall be transferred to such assignee effective as of such assignment. Notwithstanding the foregoing, each Party shall remain responsible for any failure to perform on the part of any Affiliates. No assignment and transfer shall be valid or effective unless done in accordance with this Section 17.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

17.3         Limitation of Damages. EXCEPT IN RESPECT OF A BREACH OF SECTIONS 9.1 OR 9.2 OR ARTICLE 12, NO PARTY AND NONE OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING IN ANY WAY OUT OF OR BASED UPON THIS AGREEMENT, INCLUDING (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF PRODUCT UNDER THIS AGREEMENT, (b) THE PRACTICE OF THE PATENTS OR OTHER RIGHTS LICENSED HEREUNDER, OR (c) REFERENCE TO OR USE OF THE REGULATORY APPROVALS OR DOCUMENTATION. HOWEVER, THE FOREGOING LIMITATION SHALL NOT APPLY IN ANY WAY TO LIMIT EITHER PARTY’S OBLIGATIONS WITH RESPECT TO (1) THIRD PARTY CLAIMS UNDER SECTION 13.1 OR SECTION 13.2; OR (2) CLAIMS ARISING FROM WILLFUL MISCONDUCT.

17.4         Books and Records. Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with GAAP, and/or cGMP, as applicable.

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17.5         Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.6         Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

In the case of Acura, to:	Acura Pharmaceuticals, Inc.
616 N. North Court, Suite 120
Palatine, IL 60067
Attention: Robert B. Jones
Facsimile No.: 847-705- 5399
Telephone No.: 847-705-7709

with a copy to:	LeClairRyan
One Riverfront Plaza
1037 Raymond Boulevard
Sixteenth Floor
Newark, NJ 07102
Attention: John P. Reilly, Esq.
Facsimile No.: 973-491-3492
Telephone No.: 973-491-3354

in the case of Egalet, to:	Egalet US, Inc.
460 East Swedesford Road
Wayne, Pennsylvania
Attention: Robert Radie
Telephone No.: 610-833-4200

with a copy to:	Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Thomas A. Rayski, Esq.
Facsimile No.: 212-698-3599
Telephone No.: 212-698-3859

or to such other address for such Party as it shall have specified by like notice to the other Party, provided, however, that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to this Section 17.6: (i) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service; and (iii) if sent by certified mail, the date of delivery shall be deemed to be the fifth business day after such notice or request was deposited with the applicable national postal service.

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17.7         Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

17.8         Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

17.9         Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Products sold under this Agreement without compliance with Applicable Laws.

17.10         Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

17.11         Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

17.12         Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles and the Parties hereby submit and consent to the exclusive jurisdiction of the federal or state courts in New York for the resolution of disputes under this Agreement that require the involvement of a court.

17.13         Entire Agreement. This Agreement, together with all exhibits and schedules hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

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17.14         Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

17.15         Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

17.16         Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement

17.17         Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY RELATED INSTRUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.17.

17.18         Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures, scanned signatures, and signatures in PDFs shall be treated as original signatures.

17.19         Relationship of Egalet Parties.

17.19.1      [*****]

17.20         Service of Process. [*****]

17.21         Guaranty of Egalet Corporation. [***** - one and one-half pages redacted]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Remainder of Page Intentionally Left Blank

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EXECUTION COPY

In Witness Whereof, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

ACURA PHARMACEUTICALS, INC.

By:	/s/Robert B. Jones 1/7/2015
Name: Robert B. Jones
Title: President and Chief Executive Officer

EGALET US, INC.

By:	/s/ Robert Radie
Name:
Title:

EGALET LIMITED

By:	/s/ Robert Radie
Name:
Title:

Solely as to Section 17.21

EGALET CORPORATION

By:	/s/ Robert Radie
Name:
Title:

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

EXECUTION COPY

Exhibit 1.17
Aversion Patent Rights

Table 1: US Aversion Patents and Applications

MLB Ref. No.	US Patent/ Application No.	Status	Filing Date	Title	Representative Independent Claim

[***** - three pages redacted]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

EXECUTION COPY

Table 2: Non-US Aversion Patents and Applications

MLB Ref. No.	Country	Patent/ Application No.	Status	Filing Date	Title	Representative Independent Claim

[***** - Five Pages Redacted]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

EXECUTION COPY

Exhibit 1.74
Knowledge Groups

Acura Knowledge Group: [*****]

Egalet Knowledge Group: [*****]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

Exhibit 2.2.2

Acura License Agreements

[*****]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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EXECUTION COPY

Exhibit 6.7

FORM OF ROYALTY AND CO-PROMOTION REPORT

PROVIDE SEPARATE REPORT FOR EACH STRENGTH AND EACH COUNTRY

[***** - Three Pages Redacted]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

Examples With Respect to Co-Promotion Payments

[***** - Slightly over one page redacted]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Exhibit 6.9
Inventory to be purchased by Egalet

Acura Pharmaceuticals, Inc.

Aversion® Oxycodone HCl Raw Materials

Description	Quantity	UOM	Unit Cost	Cost
[*****]
Total				[*****]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Exhibit 8.1

reimbursed manufacture and supply expenses

The following out-of-pocket costs will be 100% reimbursed by Egalet to Acura to the extent actually incurred by Acura:

1.	Validation Services: [*****]

2.	Validation Inventory: [*****]

3.	Launch Inventory: [*****]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Exhibit 10.8
[*****] Patent Matters

10.8         [***** - Six Pages Redacted]

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Exhibit 12.7-1
Acura Press Release

(See attached)

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Acura Pharmaceuticals Partners with Egalet Corporation to Commercialize Immediate Release Oxycodone Product Utilizing Acura’s Aversion® (Abuse-Deterrent) Technology

Palatine, IL (January __, 2015) - Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), today announced that the Company has entered into a Collaboration and License Agreement (the “Agreement”) with Egalet US, Inc. and Egalet Ltd. (together “Egalet”, subsidiaries of Egalet Corporation (NASDAQ: EGLT), which is also a party to the Agreement with obligations thereunder) granting Egalet exclusive worldwide rights to commercialize Acura’s immediate release oxycodone hydrochloride tablets product which incorporates Acura’s patented Aversion® (abuse-deterrent) Technology platform. The licensed product, formerly known as Oxecta, will be marketed by Egalet under the name OXAYDO™. OXAYDO is FDA approved in 5mg and 7.5mg strengths for the treatment of acute and chronic moderate to severe pain.

Acura and Egalet will form a joint steering committee to coordinate commercialization strategies and the development of product line extensions. Egalet will be responsible for all commercial, regulatory and manufacturing activities. The parties are working to transition the product to Egalet for commercial launch in the U.S. as soon as commercially practical.

The Agreement provides for an upfront cash payment of $5.0 million to Acura upon execution, with an additional $2.5 million due upon the later of (i) June 30, 2015 and (ii) the first commercial sale of the Product in the U.S.; but in no event later than January 1, 2016. Acura is to receive an additional one-time payment of $12.5 million when annual world-wide net sales of OXAYDO first reach $150 million in a calendar year. Acura is also to receive a stepped royalty at percentage rates from mid-single digits to double digits based on the level of OXAYDO world-wide net sales in a calendar year (including any product line extensions). Royalties will be payable on the first commercial sale of OXAYDO and expire, on a country-by-country basis, upon the expiration of Acura’s patent in such country.

Bob Jones, President and CEO said, “We are excited to partner with Egalet who, like us, is committed to address the problem of prescription opioid abuse. We believe Egalet shares our objective of aggressively bringing OXAYDO to the market and introducing the product to the healthcare community. Egalet is developing complementary extended-release abuse-deterrent technologies that could create, long term, an exciting portfolio of products to treat pain”.

The Company will host a conference to discuss the Agreement with Egalet on [*****] January __, 2015 at 8:30 a.m. ET. To participate in the live conference call, please dial xxx-xxx-xxxx (U.S. and Canada) five to ten minutes prior to the start of the call. The participant passcode is yyyyy.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary LIMITX™, AVERSION® and IMPEDE® Technologies. LIMITX contains ingredients that are intended to reduce or limit the rate or extent of opioid release when multiple tablets are ingested. AVERSION contains polymers that cause the drug to gel when dissolved; it also contains compounds that irritate the nasal passages if the product is snorted. IMPEDE is designed to disrupt the processing of pseudoephedrine from tablets into methamphetamine.

In June 2011, the U.S. Food and Drug Administration approved our oxycodone HCl immediate-release tablets which incorporate the AVERSION Technology. The Company has a development pipeline of additional AVERSION Technology products containing other opioids.

In December 2012, the Company commenced commercialization of NEXAFED® (pseudoephedrine HCl), a 30 mg immediate-release abuse-deterrent decongestant. This next generation pseudoephedrine tablet combines effective nasal congestion relief with IMPEDE Technology, a unique polymer matrix that disrupts the conversion of pseudoephedrine into the dangerous drug, methamphetamine.

Forward-Looking Statements

This release contains forwarding-looking statements which reflect management’s current view of future events and operations, including, but not limitation to; statements pertaining to the potential of OXAYDO™ to reduce prescription opioid abuse; statements pertaining to the expected timetable for launch of OXAYDO™; and statements pertaining to the potential success of the Company’s collaboration with Egalet, including the payments to be received under the Agreement. These forward-looking statements involve certain significant risks and uncertainties and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some important factors that may cause actual results to differ materially from the forward-looking statements include dependence on the successful launch and commercialization of OXAYDO™; dependence on Egalet’s ability to successfully manufacture or have manufactured OXAYDO™ for commercial sale; dependence on Acura’s and Egalet’s compliance with FDA and other government regulations that relate to their respective businesses; dependence on the successful development and commercialization of product line extensions to OXAYDO™; and dependence on unexpected changes in technologies and technological advances. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of Acura’s Form 10-K for the year end December 31, 2013 and Acura’s Form 10-Q for the quarter ended September 30, 2014, each of which are on file with the U.S. Securities and Exchange Commission. Acura does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709

for Acura Media Relations

pr@acurapharm.com

847-705-7709

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Exhibit 12.7-2
Egalet Press Release

Egalet Announces Agreement to License Marketed Pain Treatment

Wayne, PA (January __, 2015) - Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced that it has agreed to license from Acura Pharmaceuticals, Inc. (Nasdaq: ACUR) worldwide rights to OXAYDO™ (oxycodone HCI, USP) tablets for oral use only -CII, the first and only approved immediate-release oxycodone product formulated to deter abuse via snorting. OXAYDO is indicated in the United States for the management of acute and chronic moderate to severe pain where the use of an opioid analgesic is appropriate.

“With OXAYDO, physicians now have an immediate-release opioid product designed to discourage abuse via snorting,” said Jeffrey Dayno, MD, chief medical officer of Egalet. “This is an important addition to extended-release opioids with abuse-deterrent properties to help address the broader public health challenge of opioid misuse and abuse. In addition, marketing of OXAYDO will help us build relationships with future prescribers of our Guardian™ Technology products.”

Under the terms of the agreement with Acura Pharmaceuticals, Egalet has licensed worldwide rights to OXAYDO for an upfront payment of $5 million, a milestone payment of $2.5 million upon first commercial sale, a payment of $12.5 million when the product has achieved $150 million in net sales in a calendar year and a tiered royalty of single-digit to double-digit percent based on sales thresholds.

OXAYDO™ (previously known as OXECTA™) is the first immediate-release opioid analgesic formulated with Aversion Technology® intended to discourage abuse associated with snorting. This single-agent product has no acetaminophen and therefore does not carry the liver toxicity associated with APAP products. The most common adverse reactions with OXAYDO are nausea, constipation, vomiting, headache, pruritus, insomnia, dizziness, asthenia and somnolence.

Egalet plans to launch OXAYDO in the third quarter of 2015. Egalet will provide updates on commercial activities in the first quarter of 2015.

About Acute Pain

Acute pain is pain that comes on quickly, can be severe, but lasts a relatively short time.i Acute pain has many different causes including surgery, broken bones and dental work, among others. Acute pain can be mild and last for just seconds or it might be severe and come and go over weeks or months. In most cases, acute pain does not last longer than six months, and it resolves when the underlying cause of pain has been treated or has healed. Unrelieved acute pain, however, might lead to chronic pain.ii

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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About Chronic Pain

There are approximately 100 million Americans—more than those affected by heart disease, cancer, and diabetes combined—who suffer from chronic pain that is often undertreated according to the Institute of Medicine. It is also the most common reason patients seek medical care, resulting in $635 billion annually in both medical costs and decreased work productivity. Chronic pain is typically defined as pain that lasts beyond the healing of an injury or that persists beyond three months. Common types of chronic pain include low back pain, arthritis, headache and face and jaw pain. Severe pain typically stops an individual from participating in activities and causes patients to change their behavior to avoid such activities. According to an article in the New England Journal of Medicine, chronic pain is associated with functional loss and disability, reduced quality of life, high health care costs, and premature death. Chronic pain also can result in isolation, depression, sleep disorders and other issues that have a negative impact not only on patients but family members as well.

It is important that these patients whose chronic pain often interrupts their daily lives gain and maintain access to adequate pain relief. Opioids analgesics play an important role in the management of moderate to severe pain and are the most widely prescribed products for pain, with prescriptions exceeding 200 million in 2013.

Important Safety Information for OXAYDO™ (oxycodone HCl, USP) Tablets for oral use only - CII

OXAYDO is an immediate-release oral formulation of oxycodone HCl indicated for the management of acute and chronic moderate to severe pain where the use of an opioid analgesic is appropriate.

OXAYDO is contraindicated in patients with respiratory depression, paralytic ileus, acute or severe bronchial asthma or hypercarbia, or known hypersensitivity to oxycodone or any components of the product.

Respiratory depression is the primary risk of OXAYDO and it must be used with extreme caution in patients with chronic obstructive pulmonary disease or cor pulmonale, in patients with decreased respiratory reserve, hypoxia, hypercapnia or pre-existing respiratory depression.

OXAYDO contains oxycodone HCl, an opioid agonist and a Schedule II controlled substance. Such drugs are sought by drug abusers and people with addiction disorders. OXAYDO can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing in situations where there is concern about an increased risk of misuse or abuse. OXAYDO may be abused by crushing, chewing, snorting or injecting the product and these practices pose a significant risk to the abuser that could result in overdose and death.

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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Patients receiving central nervous system depressants concomitantly with OXAYDO may exhibit an additive central nervous system depression. When such combined therapy is contemplated, the dose of one or both agents should be reduced. Patients should not consume alcoholic beverages, or any medications containing alcohol while taking OXAYDO.

OXAYDO may cause severe hypotension in patients whose ability to maintain blood pressure has been compromised. OXAYDO may produce orthostatic hypotension in ambulatory patients. OXAYDO must be administered with caution in patients in circulatory shock.

Serious adverse reactions that may be associated with OXAYDO include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension and/or shock. The most common adverse reactions are nausea, constipation, vomiting, headache, pruritus, insomnia, dizziness, asthenia and somnolence.

In opioid naïve patients, start dosing OXAYDO with five to 15 mg every four to six hours as needed for pain. OXAYDO should not be given to anyone other than the individual for whom it was prescribed. Keep OXAYDO in a locked cabinet, drawer or medicine safe so that it will not be stolen.

Please see full prescribing information for OXAYDO at www.oxaydo.com.

Conference Call Information

Egalet’s management will host a conference call to discuss the commercial update:

Date:	Monday, January __, 2015
Time:	8:00 a.m. EDT
Webcast (live and archive):	http://egalet.investorroom.com/eventsandwebcasts
Dial-in numbers:	1-877-870-4263 (domestic)
Replay dial-in numbers:	1-412-317-0790 (international)
1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference Number: 10050459

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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About Egalet

Egalet, a fully integrated commercial pharmaceutical company, is focused on developing, manufacturing and marketing innovative pain treatments. The Company is marketing OXAYDO®, an abuse-deterrent immediate-release oxycodone product for the management of acute and chronic moderate to severe pain where an opioid is appropriate. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Eglaet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.  Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For more information please visit www.egalet.com.

Investor and Media Contact:

BiotechComm

E. Blair Clark-Schoeb

Tel: 917-432-9275

Email: blair@biotechcomm.com

i http://www.theacpa.org/search.aspx?term=acute%20pain

ii http://my.clevelandclinic.org/services/anesthesiology/pain-management/diseases-conditions/hic-acute-vs-chronic-pain

***** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Commission.

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